PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
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      Rule 14a-6(e)(2))
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                          DYNAMIC MATERIALS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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(1)   Title of each class of securities to which transaction applies:


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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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


                          DYNAMIC MATERIALS CORPORATION
                              551 Aspen Ridge Drive
                            Lafayette, Colorado 80026


Dear Stockholder:                                                March __, 2000


      You are cordially invited to attend a special meeting of the stockholders of Dynamic Materials Corporation, a Delaware corporation ("DMC"), to be held at the offices of DMC located at 551 Aspen Ridge Drive, Lafayette, Colorado 80026 on __, April __, 2000, at 10:00 a.m., Mountain Standard Time.


      At the special meeting, you will be asked to consider and vote upon the approval of a transaction (the "Transaction") in which DMC will issue to SNPE, Inc. (i) 2,109,091 shares of the common stock of DMC priced at $2.75 per share and (ii) a convertible subordinated note of DMC due on the date that is five years from the closing date of the Transaction, in the principal amount of $1.2 million, convertible in whole or in part by SNPE, Inc. at any time before maturity into common stock of DMC at a conversion price of $6.00 per share. DMC will receive in cash at closing $5.8 million as the purchase price for the common stock and $1.2 million borrowed under the convertible subordinated note, for a total of $7 million.

      SNPE, Inc. currently owns approximately 14.30% of DMC's outstanding common stock, and will acquire a controlling interest in DMC as a result of the Transaction. Following completion of the Transaction, SNPE, Inc. will own approximately 50.80% of DMC's outstanding common stock on a non-diluted basis before conversion of the convertible subordinated note, or approximately 52.70% of DMC's outstanding common stock if the convertible subordinated note is converted. SNPE, Inc. has agreed to vote for the Transaction.

      DMC plans to use the $7 million in cash received in the Transaction primarily to repay debt, to finance working capital requirements and to make selective capital investments in its businesses. In addition, DMC expects to benefit from certain synergies with the explosion bonded clad metal products business of SNPE, Inc. and its affiliates.

      The DMC board of directors has approved the proposed Transaction with SNPE, Inc. and has concluded that the Transaction is fair to the stockholders of DMC, other than SNPE, Inc. The board of directors recommends that the stockholders vote for the Transaction.

      We urge you to consider carefully the information in the accompanying proxy statement materials. It is important to us that your vote be represented. In order to ensure that your vote is represented, please indicate your decision on the enclosed proxy card, and date, sign and return it in the enclosed envelope.

                                    Sincerely,


                                    /s/ JOSEPH P. ALLWEIN

                                    Joseph P. Allwein
                                    President and Chief Executive Officer

                          DYNAMIC MATERIALS CORPORATION
                              551 Aspen Ridge Drive
                            Lafayette, Colorado 80026

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



                           TO BE HELD ON APRIL __, 2000


To the Stockholders of
DYNAMIC MATERIALS CORPORATION:                                   March __, 2000



      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation ("DMC"), will be held on __, April __, 2000, at 10:00 a.m., Mountain Standard Time, at the offices of DMC located at 551 Aspen Ridge Drive, Lafayette, Colorado, 80026 for the following purposes:



      1. To approve a transaction in which DMC will issue to SNPE, Inc. (i) 2,109,091 shares of the common stock of DMC priced at $2.75 per share and (ii) a convertible subordinated note of DMC due on the date that is five years from the closing date of the Transaction, in the principal amount of $1.2 million, convertible in whole or in part at any time before maturity into common stock of DMC at a conversion price of $6.00 per share.

      2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice, which you are urged to read carefully. A copy of the Stock Purchase Agreement dated as of January 20, 2000 between DMC and SNPE, Inc. is attached as appendix A to the accompanying proxy statement, and a copy of the convertible subordinated note of DMC in favor of SNPE, Inc. is attached as appendix B to the accompanying proxy statement.


      The board of directors of DMC has fixed the close of business on March 13, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof.


                              By Order of the Board of Directors


                              /s/ Richard A. Santa

                              RICHARD A. SANTA
                              Vice President, Finance, Chief Financial
                              Officer and Secretary

                                TABLE OF CONTENTS
                                                                            Page


SPECIAL MEETING...............................................................1
      Date, Time and Place....................................................1
      Recommendation of the Board of Directors................................1
      Record Date.............................................................1
      Votes Required..........................................................2
      Voting and Revocation of Proxies........................................2
      Solicitation of Proxies.................................................2
SUMMARY.......................................................................4
      The Proposal............................................................4
      DMC.....................................................................4
      SNPE....................................................................5
      Relationship between DMC and SNPE.......................................5
      Background of and Reasons for the Transaction...........................5
      Material Terms of the Transaction.......................................7
      Recommendation of the Board of Directors................................9
      Opinions of Financial Advisors..........................................9
      Interests of Certain Persons in the Transaction........................10
      Effects of the Proposal on Existing Holders of Common Stock............11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
      MANAGEMENT.............................................................12
      Section 16(a) Beneficial Ownership Reporting Compliance................13
RELATIONSHIP WITH SNPE.......................................................13
THE PROPOSAL.................................................................14
      Background of the Transaction..........................................14
      Reasons for the Transaction............................................21
      Opinion of TWC Regarding the Transaction...............................23
      Opinion of Stifel Regarding the Transaction............................31
      Interests of Certain Persons in the Transaction........................37
      Effects of the Transaction on the Rights of Stockholders...............39
MATERIAL TERMS OF THE TRANSACTION............................................40
      Stock Purchase Agreement...............................................40
      Convertible Subordinated Note..........................................44
      Registration Rights Agreement..........................................44
CAPITALIZATION...............................................................46
DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY..............................48
      Common Stock...........................................................48
      Preferred Stock........................................................48
      Preferred Share Purchase Rights........................................48
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................52
INDEPENDENT AUDITORS.........................................................52
STOCKHOLDER PROPOSALS........................................................53
DIRECTORS TO BE DESIGNATED BY SNPE PRIOR TO THE NEXT ANNUAL
      STOCKHOLDERS MEETING OF DMC............................................53

OTHER MATTERS................................................................54
AVAILABLE INFORMATION........................................................54



APPENDICES

APPENDIX A       --     Stock Purchase Agreement
APPENDIX B       --     Convertible Subordinated Note
APPENDIX C       --     Registration Rights Agreement
APPENDIX D       --     Opinion of The Wallach Company
APPENDIX E       --     Opinion of Stifel, Nicolaus & Company, Incorporated

                          DYNAMIC MATERIALS CORPORATION

                                 PROXY STATEMENT


      This proxy statement is being furnished to the stockholders of Dynamic Materials Corporation, a Delaware corporation ("DMC"), in connection with the solicitation of proxies by DMC's board of directors from the holders of outstanding shares of DMC's common stock, par value $.05 per share, of record on March 13, 2000, for use at the special meeting of stockholders of DMC to be held on __, April __, 2000, and at any adjournments or postponements of the special meeting.

      This proxy statement is first being mailed to stockholders on or about April __, 2000.


                                 SPECIAL MEETING

DATE, TIME AND PLACE


      This proxy statement is furnished in connection with the solicitation by the board of directors of proxies from the holders of common stock for use at the special meeting to be held on ___, April ___, 2000, at 10:00 a.m., Mountain Standard Time, at the offices of DMC located at 551 Aspen Ridge Drive, Lafayette, Colorado 80026, or at any adjournment(s) or postponement(s) of the special meeting.


RECOMMENDATION OF THE BOARD OF DIRECTORS


      The board of directors recommends that the stockholders vote for approval of the transaction (the "Transaction") in which DMC will issue to SNPE, Inc.
(i) 2,109,091 shares of the common stock of DMC priced at $2.75 per share and
(ii) a convertible subordinated note of DMC due on the date that is five years from the closing date of the Transaction, in the principal amount of $1.2 million, convertible in whole or in part by SNPE, Inc. at any time before maturity into common stock of DMC at a conversion price of $6.00 per share, as adjusted. DMC will receive in cash at closing $5.8 million as the purchase price for the common stock and $1.2 million borrowed under the convertible subordinated note, for a total of $7 million. Upon completion of the Transaction, SNPE, Inc. will own approximately 50.80% of DMC's outstanding common stock and will have voting control of DMC. Mr. Franson, a Director of DMC, is a principal in The Wallach Company ("TWC"), the financial advisor to DMC in connection with the Transaction. TWC will receive fees for serving as financial advisor, a portion of which is contingent upon stockholder approval and closing of the Transaction.


RECORD DATE


      The board of directors has fixed the close of business on March 13, 2000 as the record date for the special meeting. Only stockholders of record as of the close of business on March 13, 2000 will be entitled to notice of and to vote at the special meeting or any adjournment of the special meeting.

VOTES REQUIRED


      As of the close of business on the record date, DMC had outstanding 2,842,429 shares of common stock, held of record by approximately 318 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains from voting will be counted for purposes of determining whether there is a quorum at the special meeting. The affirmative vote of a majority of the shares of common stock cast at the special meeting in person or by properly executed proxies is required to approve the Transaction. Thus broker non-votes and abstentions have no effect on whether the Transaction is approved.

      As of March 13, 2000, directors and officers of DMC owned beneficially an aggregate of 317,364 shares of common stock (including shares which may be acquired upon exercise of employee stock options) or approximately 10.54% of the common stock outstanding on such date, and SNPE, Inc. owned 406,400 shares of common stock, or 14.30% of the common stock outstanding on such date. Directors and executive officers of DMC and SNPE, Inc. have indicated their intention to vote their shares of DMC's stock in favor of the Transaction.


VOTING AND REVOCATION OF PROXIES

      The enclosed proxy card is solicited on behalf of DMC's board of directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Each Stockholder has an unconditional right to revoke his or her proxy at any time prior to its exercise, either by filing with DMC's Secretary at DMC's principal executive offices, 551 Aspen Ridge Road, Lafayette, Colorado 80026, a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy.

      DMC's board of directors is not currently aware of any business to be acted upon at the special meeting of the Stockholders other than as described in the proxy statement. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment. Stockholders of DMC are not entitled to present any matters for consideration at the special meeting.

SOLICITATION OF PROXIES

      The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card will be borne by DMC. Banks, brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners, and will be reimbursed for their reasonable expenses in doing so. In addition to the solicitation of proxies by mail, the directors, officers and employees of DMC and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person. DMC has retained Corporate Investor Communications to assist in the solicitation of proxies from its stockholders. The fees to be paid to Corporate Investor Communications are not expected to exceed $6,000, plus reasonable out-of-pocket costs and expenses.

      No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as being authorized.

                                     SUMMARY


      The following summary highlights selected information contained elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement, including the appendices to it, and in the documents incorporated by reference. To understand the proposed Transaction fully and for a more complete description of the terms of the proposed Transaction, you should read carefully this entire proxy statement, including the appendices to it, and the documents incorporated by reference.


THE PROPOSAL

      Stockholders are being asked to approve the Transaction under which DMC will issue to SNPE, Inc.

      (i) 2,109,091 shares of the common stock priced at $2.75 per share pursuant to a Stock Purchase Agreement between DMC and SNPE, Inc. dated as of January 20, 2000 (the "Stock Purchase Agreement"); and

      (ii) The convertible subordinated note, due on the date which is five years from the closing date of the Transaction, in the principal amount of $1.2 million, bearing interest at a rate of 5% per annum, convertible in whole or in part at any time before maturity into common stock at a conversion price of $6.00 per share, as adjusted. If the convertible subordinated note were converted in its entirety at the $6.00 per share conversion price, an additional 200,000 shares of the common stock would be issued to SNPE, Inc.


      DMC will receive in cash on the closing date of the Transaction $5.8 million as the purchase price for the common stock and $1.2 million borrowed under the convertible subordinated note, for a total of $7 million. Upon the completion of the Transaction, SNPE, Inc. will own approximately 50.80% of DMC's outstanding common stock and will have voting control of DMC.


      Both the newly issued shares of common stock and the shares of common stock issuable upon conversion of the convertible subordinated note will be entitled to registration rights pursuant to a registration rights agreement between DMC and SNPE, Inc. to be executed on the closing date. See "MATERIAL TERMS OF THE TRANSACTION."

DMC

      DMC is engaged in the manufacture of explosion bonded clad metal products for the petrochemical and chemical processing industries, a business generally referred to as the bonding business, and in high precision metal forming, machining, welding and assembly for the aerospace, defense, satellite launch vehicle and other industries.

SNPE


      SNPE, Inc. is a wholly owned indirect subsidiary of SNPE S.A. SNPE S.A., also known as GROUPE SNPE, is a French corporation wholly owned by the government of France. Use of the name SNPE throughout this proxy statement refers to any one or more of GROUPE SNPE and/or its affiliates and subsidiaries as context requires.


      GROUPE SNPE is composed of two main business areas, the energetic materials business area and the fine chemicals and life science business area. The energetic materials business area includes four distinct business lines: explosives and propellants, advanced technologies and propulsion, hunting and shooting and commercial explosives & metal cladding. The fine chemicals and life science business area includes three distinct business units: intermediates & agrochemical, pharmaceuticals, nitrocellulose and cosmetics.

RELATIONSHIP BETWEEN DMC AND SNPE

      SNPE currently owns 406,400 shares or approximately 14.30% of the outstanding shares of common stock of DMC. DMC has been party to certain litigation with SNPE. See "RELATIONSHIP WITH SNPE."

BACKGROUND OF AND REASONS FOR THE TRANSACTION


      DMC has been engaged in the bonding business since the early 1970's. In 1998 DMC increased its long-term debt significantly to approximately $15.5 million by commencing construction of a new facility for the bonding business and acquiring businesses that supply high precision metal forming and other services to the aerospace and other industries.


      In January 1999 the board of directors considered strategic alternatives for DMC and decided that the sale of the bonding business and use of the proceeds from such sale to repay debt and acquire other businesses with greater growth prospects was the most attractive alternative. Also in January, SNPE informed DMC that it had acquired approximately 14.44% of DMC's common stock. SNPE competes with DMC in the bonding business.


      From January through March, DMC and TWC, DMC's financial advisor, held discussions with potential strategic and financial purchasers for the bonding business. Two written nonbinding offers for the bonding business were submitted to DMC in March 1999. AMETEK, Inc. ("Ametek") offered to acquire the bonding business for approximately $17 million in cash, and SNPE offered to pay $6.0 million in cash and contribute its bonding assets, then valued by DMC at approximately $8.0 million, to DMC in exchange for common stock of DMC at $6.25 per share which, together with SNPE's existing holdings, would total approximately 52% of the common stock outstanding after the transaction.

      The board of directors decided on March 26, 1999 to proceed with the Ametek offer, and a definitive agreement was signed in late June. Commencing in April 1999, the financial and operating results of DMC's bonding business began to deteriorate significantly due to reduced demand for its products in the U.S. and Asia. As a result, DMC violated financial covenants in its debt agreements and did not make principal payments due in September 1999. Throughout this period, SNPE continued to express interest in a transaction with DMC of the type described in its previous offer. The board of directors met several times during this period to discuss progress on the Ametek transaction. In October 1999, Ametek terminated its agreement to acquire the bonding business. On October 27, 1999 the Nasdaq National Market System notified DMC that it was not in compliance with the market capitalization/public float requirement. DMC's common stock average closing price had declined from approximately $4.70 per share to $1.50 per share over the period from January through October 1999.


      After reviewing various strategic alternatives, including the possibility of obtaining alternative equity or debt financing, the board of directors decided on October 29, 1999 to resume negotiations with SNPE. In mid-November, representatives of DMC and SNPE negotiated a non-binding term sheet for the Transaction, which would involve a $7 million cash investment in DMC by SNPE and SNPE's gaining a controlling interest in DMC. Because of DMC's pressing need for cash, defaults on its bank credit line and desire to complete a transaction quickly, SNPE and DMC agreed to defer any consideration or discussion of whether and on what terms the bonding assets of SNPE might be contributed to DMC in exchange for additional common stock of DMC. Due to the significant deterioration of its bonding business and decline in its stock price, DMC will receive a premium of approximately 100% per share on its sale of shares to SNPE under the proposed Transaction, compared to the premium of approximately 30% DMC would have received had it completed the transaction originally proposed by SNPE in March 1999.


      From November 1999 through mid-January 2000, representatives of DMC and SNPE negotiated definitive documentation for the Transaction. The board of directors met several times during this period to review and direct the progress of the negotiations. On January 14, 2000, the board of directors determined that the Transaction was fair and in the best interests of the stockholders of DMC, and the parties executed the Stock Purchase Agreement on January 20, 2000. See "MATERIAL TERMS OF THE TRANSACTION."

      In the course of its deliberations, the board of directors considered the potential risks and benefits of proceeding with the Transaction, and the alternatives to the Transaction. The board of directors considered DMC's pressing need for cash, the defaults under its credit arrangements, the unavailability of other debt or equity financing on acceptable terms and the likelihood that any financing that might become available would have terms which were significantly less favorable than the Transaction. The board of directors also considered the likelihood that a prolonged period of economic instability of DMC would negatively affect important customer and supplier relationships. The board of directors also considered the premium DMC would receive on the issuance of shares to SNPE and the favorable terms of the convertible subordinated note, the use of the cash proceeds of the Transaction to achieve compliance with or replace its credit arrangements and possible operating and marketing synergies with SNPE's bonding and other businesses. See "THE
PROPOSAL - Background of the Transaction" and "- Reasons for the Transaction."

MATERIAL TERMS OF THE TRANSACTION


      The following is a summary of material terms of the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement attached to this proxy statement as appendices A, B and C. See also "MATERIAL TERMS OF THE TRANSACTION."


      STOCK PURCHASE AGREEMENT. The Stock Purchase Agreement provides for the purchase by SNPE of 2,109,091 shares of common stock at a purchase price of $2.75 per share, or $5.8 million in the aggregate, and for the purchase of the convertible subordinated note. The closing of the purchase and sale of the shares will take place on the earlier of May 15, 2000 and the date on which all of the closing conditions set forth in the Stock Purchase Agreement, including approval by the stockholders of DMC, are satisfied.

      Pending the closing, DMC has agreed to conduct its business consistent with past practices and to use reasonable best efforts to preserve its business organization and relationships intact. DMC also has agreed that it will not take certain actions, including material amendments to or failures to perform under material contracts or permits, sales and capital expenditures in excess of agreed limits, termination of certain officers or plant managers, and increases in indebtedness above agreed limits.

      DMC has agreed that it will not, solicit, initiate or participate in negotiations or discussions, or take certain other actions with regard to a possible acquisition, merger, consolidation or liquidation of DMC, or any other similar transaction, subject to the fiduciary obligations of the Board of Directors.

      The obligations of both parties under the Stock Purchase Agreement are subject to certain conditions to closing including receipt of necessary consents and approvals, approval by the DMC stockholders and expiration or termination of required waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the Defense Production Act of 1950, as amended (Exon-Florio). The waiting periods under both statutes have expired without regulatory action.

      In addition, the obligation of SNPE to close the Transaction is subject to certain other conditions, including ownership by SNPE following the closing of not less than 50.10% of the outstanding common stock and the amendment by DMC of its Shareholder Rights Plan to exempt from the provisions triggering exercise of the share purchase rights any purchase of common stock deemed necessary by SNPE to maintain legal and beneficial ownership of not less than 50.10% of the common stock, excluding in each case the number of shares which SNPE may acquire upon conversion of the convertible subordinated note.

      The Stock Purchase Agreement may be terminated prior to the closing by (i) the mutual written consent of DMC and SNPE, or (ii) by either DMC or SNPE if (a) the closing does not occur on or before May 15, 2000, and the terminating party is not in material breach of the agreement, (b) the transaction is prohibited by any governmental authority of competent jurisdiction, or (c) prior to closing either party is in material breach of any representation, warranty or covenant in the agreement and the breach is not cured within 10 days of notice of such breach, except that this right is not available to any party that is in material breach of the agreement or to SNPE if the aggregate effect of breaches by DMC would result in an adverse effect on DMC of less than $1.5 million.


      The Stock Purchase Agreement may be terminated by DMC if its board of directors exercises its fiduciary duties to stockholders in a manner consistent with certain provisions of the Stock Purchase Agreement. The Stock Purchase Agreement may be terminated by SNPE if the board of directors of DMC (a) withdraws, modifies or changes, in any manner adverse to SNPE, its approval or recommendation of the Stock Purchase Agreement, (b) recommends to the stockholders an acquisition proposal, or (c) fails to recommend against a tender offer for 20% or more of the outstanding common stock of DMC.

      In certain circumstances set forth in the Stock Purchase Agreement, DMC will be required to pay to SNPE a $250,000 termination fee plus any documented expenses incurred by SNPE.

      CONVERTIBLE SUBORDINATED NOTE. DMC will issue to SNPE a convertible subordinated note in the principal amount of $1.2 million, bearing interest at the rate of 5% per annum payable quarterly in arrears, with the principal and all accrued interest due and payable on the date which is five years from the closing date. The convertible subordinated note is convertible by SNPE at any time prior to its maturity, in whole or in part, into shares of common stock at a conversion price of $6.00 per share of common stock, subject to adjustment from time to time to avoid dilution. Payment by DMC of principal and interest on the convertible subordinated note is subordinated to the prior payment in full of all senior indebtedness of DMC pursuant to its bank credit lines and its industrial development revenue bonds.


      REGISTRATION RIGHTS AGREEMENT. Within five years following the date of the registration rights agreement, any party holding or having the right to acquire at least 50% of the common stock issued pursuant to the Stock Purchase Agreement and issuable upon conversion of the convertible subordinated note may make a written request, or demand, for registration by DMC under the Securities Act of 1933 of a specified number of shares of such common stock. DMC is not required to effect more than two demand registrations. In addition, if DMC registers securities of DMC other than shares of common stock owned by SNPE, then SNPE may require DMC to register its shares with the same registration.


RECOMMENDATION OF THE BOARD OF DIRECTORS


      The board of directors believes that the proposed Transaction is fair to and in the best interests of the stockholders, other than SNPE, and recommends that stockholders vote for the Transaction. See "THE PROPOSAL - Background of the Transaction" and "- Reasons for the Transaction." Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. TWC will receive fees for serving as financial advisor, a portion of which is contingent upon stockholder approval and closing of the Transaction.


OPINIONS OF FINANCIAL ADVISORS


      TWC has delivered its written opinion dated January 20, 2000 to the board of directors to the effect that, as of such date, the consideration to be received by DMC in connection with the Transaction is fair, from a financial point of view, to DMC's stockholders, other than SNPE. Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. TWC will receive fees for serving as financial advisor, a portion of which is contingent upon stockholder approval and closing of the Transaction. See "THE PROPOSAL - Opinion of TWC Regarding the Transaction."


      Stifel, Nicolaus & Company, Incorporated ("Stifel") also has delivered its written opinion dated January 20, 2000 to the board of directors to the effect that, as of such date, the consideration to be received by DMC in connection with the Transaction is fair, from a financial point of view, to DMC's stockholders, other than SNPE. See "THE PROPOSAL - Opinion of Stifel Regarding the Transaction."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION


      Following the closing of the Transaction, DMC's board of directors will have seven members, four of whom will be nominated by SNPE. Messrs. Allwein and Franson will resign from the board of directors at the time of closing. Messrs. Allen, Morgenthaler and Bartlett will complete their current terms as directors and thereafter their successors will be nominated and elected as provided in DMC's bylaws. Until completion of their current terms, one or more of Messrs. Allen, Morgenthaler and Bartlett will serve on a committee of the board of directors, which will initially be composed of equal numbers of representatives of SNPE and DMC, created to consider and approve the granting of stock options to directors, officers, employees or affiliates of DMC or SNPE.


      Mr. Allwein, DMC's President, is party to an employment agreement with DMC expiring on March 18, 2000, under which he would be entitled to receive his base salary for six months following termination if his employment were involuntarily terminated without cause, but not merely by expiration of his employment agreement. Mr. Santa, DMC's Chief Financial Officer, is party to an employment agreement with DMC under which he is entitled to receive 26 weeks of severance pay if he is involuntarily terminated without cause or as the result of a change of control. Messrs. Allwein, Santa and Jarman, DMC's Vice President Corporate Development, are parties to change of control agreements that would provide certain benefits in the event of a change of control as defined in the agreements. The Transaction does not constitute a change of control as defined in the change of control agreements. DMC maintains a severance compensation plan under which severance payments could be made to employees terminated due to a change of control of DMC at the election of the board of directors and with the concurrence of SNPE.


      Options granted under DMC's stock option plan must either be maintained or replaced by DMC or SNPE following the Transaction, or option vesting must be accelerated and an option exercise period provided before the closing date of the Transaction, after which the options would terminate. Grants made under DMC's employee stock purchase plan will continue in full force and effect following the closing of the Transaction.


      DMC has in effect indemnification agreements with all of its directors and officers, and SNPE has agreed to cause DMC to maintain, until July 1, 2002, directors and officers liability insurance comparable to that currently in effect, subject to certain conditions. See "THE PROPOSAL - Interests of Certain Persons in the Transaction."


      Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. DMC has agreed to pay TWC a total fee of $300,000 in connection with its services related to the Transaction, of which $95,000 has been paid as of the date of this proxy statement at the rate of $7,500 per month since the engagement commenced, an additional $15,000 has accrued but may not be paid until the closing of the Transaction, and the current remaining balance of $190,000 is contingent upon DMC stockholder approval and closing of the Transaction. See "THE PROPOSAL - Opinion of TWC Regarding the Transaction."

EFFECTS OF THE PROPOSAL ON EXISTING HOLDERS OF COMMON STOCK

      Assuming the issuance of the shares of common stock to SNPE pursuant to the Stock Purchase Agreement, the percentage of DMC's voting securities owned of record and beneficially by existing holders of common stock, other than SNPE, will be reduced significantly. The Transaction, if approved by Stockholders, would reduce the aggregate interest of existing holders of common stock other than SNPE to approximately 49.20% (assuming the convertible subordinated note is not converted) or 47.30% (assuming the convertible subordinated note is converted in its entirety) and increase SNPE's ownership to approximately 50.80% or 52.70%, respectively, of the outstanding common stock. SNPE, as the holder of more than 50% of the outstanding common stock, will be able to elect all of the directors of DMC and to direct corporate policy. See "THE PROPOSAL - Effects of the Transaction on the Rights of Stockholders."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



      The following table sets forth certain information regarding the ownership of DMC's common stock as of March 13, 2000 by: (i) each person or group known by DMC to be the beneficial owner of more than 5% of DMC's common stock, (ii) each director of DMC; (iii) each executive officer; and (iv) all executive officers and directors of DMC as a group.



                                                                  Beneficial
                                                                 Ownership (1)
                                                             -------------------
                                                             Number     Percent
      Name and Address of Beneficial Owner (2)               of Shares  of Total
      ------------------------------------                   ---------  --------
      Heartland Advisors, Inc.
         790 North Milwaukee Street
         Milwaukee, WI 53202...............................    537,200    18.90%

      SNPE, Inc. (3)
         5 Vaughan Drive
         Suite 111
         Princeton, NJ  08540..............................    406,400    14.30%


      Mr. Joseph P. Allwein (4)(5).........................    100,000     3.47%

      Mr. Richard A. Santa (5).............................     44,533     1.54%

      Mr. Mark W. Jarman (5)...............................     22,053       /*/

      Mr. Dean K. Allen (5)................................     19,500       /*/

      Mr. David E. Bartlett (5)............................     22,500       /*/

      Mr. Michael C. Franson (5)...........................      8,500       /*/

      Dr. George W. Morgenthaler (5).......................    100,278     3.51%

      All executive officers and directors as a group
        group (7) persons) (6).............................    317,364    10.54%


      --------------------
      /*/ Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, DMC believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 2,842,429 shares outstanding on March 13, 1999 adjusted as required by rules promulgated by the SEC.
(2) Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 551 Aspen Ridge Drive, Lafayette, Colorado 80026.
(3) The information reported is based solely on information contained in the Schedule 13D filed by each of SNPE, Inc., SOFIGEXI, and SNPE. Each reported that it had shared voting and investment power and beneficial ownership of 406,400 shares.
(4) Of the shares reported, DMC has the option to purchase 12,500 shares if Mr. Allwein ceases to be employed by DMC after March 18, 2000 and before March 18, 2001. Of the shares reported, 3,750 shares are subject to forfeiture if Mr. Allwein ceases to be employed by DMC. Of these shares, 1,875 shares will cease to be subject to forfeiture on March 18 in each of the years 2001 and 2002, assuming Mr. Allwein continues to be employed by DMC on such date.
(5) Amounts reported include shares subject to stock options exercisable within 60 days of March 13, 2000 as follows: Mr. Allwein, 37,500 shares; Mr. Santa, 43,750 shares; Mr. Jarman, 21,167 shares; Mr. Allen, 17,500 shares; Mr. Bartlett, 22,500 shares; Mr. Franson, 7,500 shares; and Mr. Morgenthaler, 17,500 shares.
(6) The amount reported includes 167,417 shares subject to stock options exercisable within 60 days of March 13, 2000.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires DMC's directors and officers, and persons who own more than 10% of a registered class of DMC's equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of common stock and other equity securities of DMC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DMC with copies of all Section 16(a) forms they file.


      To DMC's knowledge, based solely on a review of the copies of such reports furnished to DMC and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that SNPE and NEF jointly made late filings of one Form 3 reporting one transaction and one Form 4 reporting one transaction.



                             RELATIONSHIP WITH SNPE

      SNPE currently owns 406,400 shares, or approximately 14.30 %, of DMC's outstanding common stock. These shares were acquired in open market transactions from July 1998 through March 1999. The Nobelclad Division of Nobel Explosifs France ("NEF"), a wholly owned subsidiary of SNPE, S.A., is a competitor of DMC in the bonding business.

      In early and mid-1997, DMC conducted discussions with NEF regarding the possible acquisition by DMC of the bonding assets of NEF. These discussions did not result in a transition between DMC and NEF, and terminated in mid-1997.

      In August 1997, DMC sued the Nobelclad Division of NEF, a former DMC employee, his new business entity, and others. DMC alleged, among other things, breach of fiduciary duties, misappropriation of trade secrets and unfair trade practices. The former employee and his new business entity serve as marketing agents for NEF. In November 1997, NEF commenced an action against DMC, alleging certain breaches of a nondisclosure agreement entered into between DMC and NEF in connection with the discussions regarding DMC's possible acquisition of NEF's bonding assets. Both suits were settled and dismissed with prejudice in February 1999. No cash or other payment was made by any party in connection with the settlement.

                                THE PROPOSAL

BACKGROUND OF THE TRANSACTION

      DMC has been engaged in the bonding business since the early 1970s. In early and mid-1997, DMC conducted discussions with NEF regarding the possible acquisition by DMC of the bonding assets of NEF. These discussions did not result in a transaction between DMC and NEF, and terminated in mid-1997.

      In 1998, DMC commenced construction of a new explosion bonded clad metal plate manufacturing facility in southwestern Pennsylvania. DMC financed the construction with $6.85 million in industrial revenue bonds. Also during 1998, DMC diversified its operations by acquiring the assets of three businesses that supply high precision metal forming, machining, welding and assembly for the aerospace, defense, satellite launch vehicle and other industries. The aggregate purchase price for these acquisitions was approximately $12 million. DMC financed these acquisitions with approximately $8 million in long-term senior debt and a combination of working capital loans and cash.

      In November 1998, members of DMC's management met with SNPE management in New York to discuss the settlement of pending litigation matters. See "RELATIONSHIP WITH SNPE." During those meetings, the potential strategic benefits of combining the bonding businesses of the two companies were also discussed briefly.

      At a regular meeting of the board of directors on January 8, 1999, management presented strategic alternatives for DMC, which included the possible sale of the bonding business and use of the proceeds from such sale to repay debt and acquire other businesses with greater growth prospects for DMC. Management identified SNPE and Ametek as likely strategic buyers. The board of directors discussed the strategic alternatives presented and the retention of TWC to serve as financial advisors to DMC in its further consideration and possible implementation of strategic alternatives for DMC, including the marketing and sale of DMC's bonding business. The board of directors discussed the interest of Mr. Franson, a director of DMC and a principal in TWC, in the retention of TWC, and related material facts were disclosed to and discussed by the board of directors. Also, at this meeting, the board of directors adopted a share purchase rights plan, under which share purchase rights would become exercisable upon acquisition by a person or group of 15% of the common stock without the approval of the board of directors. The Board had begun considering the adoption of a share purchase rights plan in October 1998, following a significant decline in the price of DMC's common stock, in order to preserve for DMC's stockholders the long-term value of their investment in DMC in the event of a hostile takeover. The board of directors declared a dividend of one share purchase right for each share of common stock payable on January 29, 1999 to shareholders of record on that date. See "DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY - Preferred Share Purchase Rights".


      On January 11, 1999, SNPE reported to DMC that it had acquired 393,400 shares, or approximately 14.44%, of the common stock of DMC. On January 12, 1999, DMC notified SNPE that it had adopted a share purchase rights plan. See "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY - Preferred Share Purchase Rights." At a special telephonic meeting on January 14, 1999, the board of directors discussed the acquisition of common stock by SNPE, and changed the record date for the dividend of share purchase rights under the plan to January 15, 1999. In its Form 13G filed on January 25, 1999, SNPE stated that the securities had not been acquired and were not held for the purpose or effect of changing or influencing control of DMC.

      On January 21, 1999, DMC formally engaged TWC to act as its financial advisor to consider strategic alternatives available to DMC, including the possible sale of DMC's bonding business. The services to be provided included identification of possible sales opportunities for the bonding business, assistance in contacting and evaluating prospective purchasers and in the negotiation of a sales transaction and, if so requested, the rendering of an opinion to the board of directors as to whether a proposed transaction would be fair to DMC's stockholders from a financial point of view.

      In January and February 1999, TWC prepared an information memorandum regarding the bonding business, and identified and contacted potential financial and strategic buyers for the bonding business, which included Ametek, a diversified manufacturing company with a competing roll bond business, and SNPE. Litigation settlement discussions between DMC and SNPE continued through December 1998 and January 1999. In February 1999, the litigation between DMC and SNPE was settled, and management of DMC and representatives of TWC met with management of SNPE to discuss the possible acquisition by SNPE of the bonding business.

      In February and March 1999, representatives of SNPE, Ametek and other potential bidders conducted due diligence visits to DMC's Dunbar and Mt. Braddock, Pennsylvania and Louisville, Colorado bonding facilities. On March 4, 1999, the board of directors held a special meeting by telephone to discuss progress in the sale of the bonding business. Management of DMC and Mr. Franson described the bidding process being conducted by TWC and reviewed financial analyses prepared by TWC of control premiums, valuations of the bonding businesses of both DMC and SNPE, and other matters. Management and Mr. Franson also reviewed with the board of directors materials regarding the bonding businesses of both companies, a proposed transaction structure and other matters that had been prepared for a scheduled meeting with SNPE regarding the bonding business.


      Management and representatives of TWC met with representatives of SNPE in Paris on March 8 and 9, 1999. On March 19, 1999 SNPE changed its filing from a Form 13G to a Form 13D. SNPE reported on its Form 13D that it owned a total of 406,400 shares, or approximately 14.44 %, of DMC's outstanding common stock, had entered into discussions with DMC regarding possible cooperative ventures between the companies and might acquire additional shares of DMC's common stock. A stockholder whose intent is to change or influence the control of the issuer of those securities must use Form 13D to make its required disclosure of beneficial ownership of more than 5% of a class of securities to the issuer of the securities.

      At its regular meeting on March 26, 1999, the board of directors considered the written nonbinding bids of Ametek and SNPE for the bonding business. Ametek proposed to acquire the bonding business, excluding approximately $2 million in net working capital assets, for $17 million in cash. SNPE proposed to pay $6 million in cash and contribute its bonding assets, then valued by DMC at approximately $8.0 million, to DMC in exchange for common stock of DMC at $6.25 per share which, together with its existing holdings, would total approximately 52% of the common stock outstanding following the Transaction. The board of directors considered strategic options and an analysis of those options presented by Bruce Hoyt, a principal in TWC. The board of directors reviewed and compared financial analyses of DMC's business on a status quo basis (assuming the completion of certain acquisitions), with the sale of the bonding business to Ametek, and with the transaction proposed by SNPE. Mr. Hoyt presented, and the board of directors considered, a separate valuation analysis of the Nobelclad bonding business of SNPE on a stand-alone basis and combined with DMC's bonding business. The board of directors concluded that the Ametek transaction was the more attractive alternative and authorized management to pursue negotiation of a transaction with Ametek in accordance with the proposal described.


      In April, May and early June 1999, Ametek conducted a due diligence investigation of DMC's bonding business, and Ametek and DMC negotiated an asset purchase agreement for the sale of DMC's bonding business (the "Asset Purchase Agreement"). At its special telephonic meeting on May 6, 1999, the board of directors obtained an update regarding the progress of the Ametek transaction. On May 10, 1999, SNPE filed a Form 13D/A, amending its previous Form 13D, stating that SNPE wished to discuss with DMC possible combinations of the bonding businesses of both companies and the possible subscription for common stock of DMC. At its regular meeting on May 21, 1999, Mr. Franson and management provided the board of directors with further information regarding the progress of the Ametek transaction. The board of directors considered and discussed the strategic and financial benefits to DMC of the Ametek transaction, including the anticipated use of the cash received to restructure DMC's long-term debt and fund additional aerospace acquisitions. The board of directors concluded that TWC and management of DMC should proceed with due diligence and negotiations with Ametek.

      The board of directors held a special telephonic meeting on June 10, 1999 to review and consider the terms of the Asset Purchase Agreement that had been negotiated with Ametek. The board of directors discussed the strategic and financial benefits of the transaction with Mr. Hoyt and DMC's management. The board of directors concluded that it was in the best interests of DMC to proceed with the sale of the bonding business to Ametek, and authorized DMC's management to complete and sign definitive documentation on behalf of DMC. In recognition of his interest in the proposed transaction as a principal of TWC, Mr. Franson abstained from voting on the Ametek transaction. On June 23, 1999, DMC announced that it had reached an agreement to sell the assets of its bonding business to Ametek for approximately $17 million.


      During the period from April through August 1999, the financial and operating results of DMC's bonding business began to deteriorate significantly. DMC experienced reduced sales and earnings due to reduced demand for chemical processing equipment and other explosion bonded plate products in the U.S. and Asia. DMC expects that reduced demand for explosion bonded plate products will continue through 2000. In June and July 1999, Ametek met with customers of DMC's bonding business and continued other due diligence activities. During this period, SNPE management continued to express to DMC orally and in writing SNPE's interest in increasing its equity position in DMC in exchange for cash and contribution of its bonding assets.


      As a result of the operating loss DMC incurred for the quarter ended June 30, 1999, DMC violated certain financial covenants under both its bank credit facility and the reimbursement agreement for the letter of credit supporting its industrial development revenue bonds. The bank waived compliance with these covenants until September 30, 1999. On July 20, 1999, DMC received a letter from SNPE requesting that DMC's board of directors reconsider SNPE's original offer, which the board of directors discussed at its regular meeting on July 22, 1999. Management reported to the board of directors regarding progress of the Ametek transaction, including an update on the positive results of Ametek's due diligence on sales and marketing and progress with respect to certain closing conditions. The board of directors decided to proceed with the Ametek transaction, and DMC communicated that decision to SNPE.

      By letter dated August 25, 1999, Ametek informed DMC that it was terminating the Asset Purchase Agreement due to DMC's alleged material breaches of its representations and warranties, including representations about the financial condition of its bonding business. The board of directors held a special telephonic meeting on August 27, 1999 to consider the termination letter and DMC's response. The board of directors sought and received advice from its financial and legal advisors regarding various business and legal aspects of the transaction and Ametek's attempted termination of the transaction. Following a full discussion of those and other issues, the board of directors directed DMC's management to respond and to notify Ametek that DMC considered its termination of the Asset Purchase Agreement to be improper.

      The board of directors held another special telephonic meeting on September 3, 1999 to receive and consider additional legal advice and alternatives regarding the threatened termination by Ametek. DMC announced on September 14, 1999 that Ametek and DMC were in dispute over the terms of the agreement for the sale of the bonding business, and that Ametek had indicated that it might be willing to renegotiate the sale on the basis of a substantial reduction in the purchase price.


      On September 17, 1999, DMC received a letter from SNPE's legal counsel, demanding that any contemplated sale of the bonding business be submitted to DMC's shareholders for approval, and alleging that failure to do so would violate Section 271 of the Delaware General Corporation Law and the fiduciary duties of DMC's board of directors. Section 271 of the Delaware General Corporation Law provides that the board of directors of a corporation may sell or otherwise dispose of all or substantially all of the corporation's assets only with the approval of the holders of a majority of the corporation's outstanding stock. On September 29 and 30, 1999, members of DMC's management and representatives of TWC met with SNPE management and legal counsel in New York to communicate the possibility that, if the Ametek transaction did not close, DMC would be interested in renewing discussions with SNPE. SNPE management expressed its interest in pursuing a transaction similar to that which SNPE had previously proposed.

      On October 15, 1999, DMC and KeyBank entered into a Deferral and Waiver Agreement pursuant to which KeyBank waived until December 30, 1999 certain defaults under its credit facility and the reimbursement agreement which supports DMC's industrial revenue bonds. DMC's defaults included breaches of covenants regarding (i) minimum debt service ratios; (ii) ratios of DMC's outstanding borrowings to its earnings before income taxes, depreciation and amortization; (iii) ratios of current assets to current liabilities; and (iv) ratio of total indebtedness to tangible net worth. DMC and KeyBank have executed subsequent amendments to the Deferral and Waiver Agreement which extended KeyBank's waiver of DMC's defaults until May 15, 2000. In the absence of the payment deferrals and default waivers agreed to by KeyBank, KeyBank's remedies against DMC would include acceleration of all amounts outstanding under the credit facility and foreclosure against the assets securing the Loan including DMC's accounts receivable, inventory, equipment and general intangibles.


      On October 20, 1999, Ametek notified DMC that it had terminated the Asset Purchase Agreement as of that date, claiming breaches of certain representations and failure to comply with certain closing conditions. On October 21, 1999, DMC announced the termination of the Asset Purchase Agreement and that its lender had deferred certain principal payments due in September 1999 and waived certain covenant defaults until December 30, 1999.

      On October 27, 1999, the Nasdaq National Market notified DMC that it was not in compliance with the market capitalization/public float requirement. Nasdaq advised DMC that it would be provided until January 27, 2000 to comply with the public float requirement, or be delisted by the Nasdaq National Market. DMC's common stock average closing price had declined from approximately $4.70 per share to $1.50 per share over the period from January through October 1999. On January 3, 2000, DMC applied to change its listing to the Nasdaq SmallCap Market. On February 4, 2000, DMC's common stock began trading on the Nasdaq SmallCap Market.

      During October and November 1999, DMC's management and representatives of TWC contacted eight potential buyers, of which six were the potential strategic and financial buyers initially identified in early 1999, as well as approximately 15 potential equity or debt providers, in an attempt to determine whether a cash infusion might be quickly available and whether possible alternatives existed to transactions with Ametek and SNPE. All of the potential buyers, and equity and debt providers declined to enter into discussions regarding possible transactions with DMC due to the deterioration in DMC's bonding business and financial condition, including its defaults under its debt arrangements.


      At its regular meeting on October 29, 1999, the board of directors received legal advice regarding Ametek's termination of the Asset Purchase Agreement. The board of directors considered several strategic alternatives available to DMC, including the possible sale of the bonding business to another purchaser, the possible availability of subordinated debt or equity financing and the transaction originally proposed by SNPE. Mr. Franson and Mr. Hoyt reported on the assumptions and financial analyses prepared by TWC regarding each of these alternatives, and on the unsuccessful efforts of TWC and DMC's management to interest potential lenders, equity investors or purchasers other than SNPE in a transaction. Following a full discussion of these matters and the financial condition of DMC, the board of directors concluded that a possible transaction with SNPE resulting in a cash investment in DMC presented the most attractive alternative. The board of directors directed TWC and DMC's management to commence negotiations with SNPE.


      On November 15 and 16, 1999, representatives of TWC, DMC's management and legal counsel met with SNPE management and legal counsel in New York, and negotiated a nonbinding term sheet for a transaction on substantially the terms of the Transaction that would involve a $7 million cash investment in DMC by SNPE and SNPE's gaining a controlling interest in DMC. Because of DMC's pressing need for cash, defaults on its bank credit line and desire to complete a transaction quickly, SNPE and DMC agreed to defer any consideration or discussion of whether and on what terms the bonding assets of SNPE might be contributed to DMC in exchange for additional common stock of DMC. DMC will receive a premium of approximately 100% per share on its sale of shares to SNPE under the proposed Transaction, compared to the premium of approximately 30% DMC would have received had it completed the transaction originally proposed by SNPE in March 1999.


      At a special telephonic board of directors meeting held on November 19 and 20, 1999, the board of directors considered the terms of the proposed transaction with SNPE outlined in a term sheet previously circulated to the board of directors. The board of directors also considered alternatives to the proposed transaction and the financial condition of DMC. The board of directors received the advice of management and its legal and financial advisors regarding the proposed transaction and the alternatives. After full discussion of the issues, the board of directors instructed TWC to enter into further negotiations with SNPE on several issues, including improvement of the financial terms of the proposed transaction, limitation of SNPE's ability to acquire common stock in addition to that acquired in the proposed transaction, and the need for a due diligence review of SNPE's bonding assets. The board of directors also instructed TWC to arrange a meeting between the board of directors and SNPE management to discuss certain issues related to the business of DMC following SNPE's acquisition of a controlling interest in DMC.


      As directed by the board of directors, representatives of TWC and management proceeded to conduct negotiations with SNPE by telephone during approximately the last two weeks of November and the first two weeks of December 1999. DMC was unsuccessful in improving the financial terms of the proposed transaction or in limiting SNPE's ability to acquire common stock in addition to that acquired in the proposed transaction. SNPE did agree to requested changes in the composition of a board committee to consider and approve stock option grants for employees following the closing of the Transaction, and to certain other matters. These agreements were reflected in a revised term sheet provided to the Board.

      During November and December 1999 and January 2000, SNPE conducted a due diligence review of DMC and its operations. Representatives of SNPE toured DMC's operations and DMC provided SNPE with additional information regarding its business, including operating and financial projections. Also during this period, a representative of DMC's management and Mr. Allen, a director of DMC, conducted due diligence visits to SNPE facilities in Sweden and France. On December 7, 1999, certain members of the board of directors met with SNPE management at DMC's offices and discussed certain organizational and management issues, as well as potential strategic synergies between the bonding businesses of the two companies.


      On December 13, 1999, the board of directors met by telephone to review the results of DMC's due diligence review of SNPE's bonding assets, the revised term sheet reflecting the most recent discussions between DMC and SNPE, and the financial condition of DMC. After a thorough discussion of the terms of the proposed transaction, and receiving and considering the advice of its legal and financial advisors, the board of directors instructed DMC's management and TWC to proceed to negotiate definitive documentation on the basis of the revised term sheet presented to the board of directors.

      Representatives of DMC and legal counsel met on December 21 and 22, 1999 in New York with legal counsel of SNPE to negotiate definitive documentation. Negotiations continued through early January 2000. In view of the significant role of TWC as the financial advisor to DMC in the bidding and negotiation process, including negotiation of the Transaction, DMC retained Stifel to provide a second analysis of the proposed Transaction and determine whether the Transaction is fair, from a financial point of view, to the stockholders of DMC other than SNPE.


      SNPE stated in its Form 13D filing on January 5, 2000 that NEF had transferred its shares in DMC to SNPE, Inc. SNPE also stated in the Form 13D that it had recently reentered discussions with DMC. DMC issued a press release on January 10, 2000, announcing that it was discussing with SNPE the possible issuance for cash of common stock of DMC and a Note convertible into common stock, but had not reached a definitive agreement.

      On January 11, 2000, the board of directors met by telephone to review DMC's progress in documentation on the Transaction. The board of directors received information from DMC's legal counsel about the progress of negotiations and from DMC's management about the financial condition of DMC, including the extension until March 30, 2000 by DMC's lender of the principal payment deferrals and covenant waivers previously received and DMC's application to move its common stock listing to the NASDAQ SmallCap Market. The board of directors considered these matters and DMC's liquidity, together with the advice of its legal and financial advisors.


      On January 14, 2000, the board of directors, with its legal counsel, TWC and Stifel in attendance, considered the Transaction at its regular meeting. The board of directors received an update on the outcome of negotiations with SNPE. Then TWC presented its oral opinion to the board of directors that, as of such date, the transaction was fair, from a financial point of view, to DMC's stockholders, other than SNPE. Mr. Franson, a director of DMC, is a principal in TWC. TWC will receive fees for serving as financial advisor in connection with the Transaction, a portion of which is contingent upon stockholder approval and closing of the Transaction. Stifel presented its oral opinion to the board of directors that, as of such date, the Transaction was fair, from a financial point of view, to DMC's stockholders, other than SNPE. The board of directors concluded that DMC should proceed with the Transaction pursuant to the terms of the Stock Purchase Agreement and the convertible subordinated note. In recognition of his interest in the proposed transaction as a principal of TWC, Mr. Franson abstained from voting on the Transaction. Thereafter, the parties executed the Stock Purchase Agreement on January 20, 2000, and TWC and Stifel delivered their written opinions, which merely confirmed their earlier oral opinions.


REASONS FOR THE TRANSACTION



      The board of directors determined on January 14, 2000 that the Transaction was fair to, and in the best interests of, DMC and its stockholders, other than SNPE. This determination was based on the following material factors (not necessarily in order of importance).

     (i) DMC has pressing needs for cash. DMC projects that cash flows will be insufficient to fund projected debt service requirements in 2000 and any operating losses that may occur, due to continued reduced demand for products of the bonding business. DMC failed to make principal payments due on its senior bank debt in September and December 1999, and has failed to comply with certain financial covenants since June 30, 1999. DMC's lender had deferred principal payments and waived financial covenant compliance until March 30, 2000, but had indicated the importance of a significant and timely cash infusion into DMC. Subsequent to the board meeting, DMC's lender extended the waiver until

            May 15, 2000. There can be no assurance that the lender will continue to defer payments and waive covenants.

     (ii) DMC will receive a premium of approximately 100% on its sale of shares to SNPE, compared to the average share price during the 30 day period ending December 31, 1999. The board of directors chose a 30-day period to reduce the possible effect of short-term volatility in DMC's low volume, low priced, common stock which might result from a small number of trades. The board of directors chose a period ending on December 31, 1999 to reduce or eliminate the effect of the first public disclosure of discussions between DMC and SNPE, which occurred when SNPE filed its Form 13D on January 5, 2000. The interest rate and payment terms of the convertible subordinated note are more favorable than the terms of DMC's bank loan and the terms of other financing, if any, that might be available to DMC. The Note is unsecured, subordinated to DMC's senior debt, and imposes no financial, operational or other covenants on DMC. The equity and debt financing comprising the Transaction provide financing on favorable terms, when compared to those that might be available in the equity and debt markets generally.


     (iii) The board of directors evaluated various debt financing opportunities considered most likely to be available to DMC. DMC and its financial advisors solicited debt financing opportunities from numerous sources, including asset based lenders, mezzanine funds and other sources of debt and equity funding, and received no favorable responses, due primarily to the financial condition of DMC. The board of directors was advised that third party financing was unlikely to be available within the required time frame and that such financing would have required DMC to pay higher interest rates and transaction costs.

     (iv) Alternative equity financing is unlikely due to the current price of the common stock and the continuing low demand for the products of DMC's bonding business. If alternative equity financing could be obtained, it would likely be at a discount to the current price of the common stock, rather than at the premium to the current price of the common stock to be paid by SNPE in the transaction. In addition, alternative equity financing would potentially be more dilutive than the Transaction, and would probably result in significantly higher transaction costs.

     (v) TWC, on behalf of the board of directors, conducted a thorough identification and solicitation of potential strategic and financial purchasers of the bonding business and potential investors in DMC, which resulted in the two offers from Ametek and SNPE. These efforts were intensive from January through March 1999 and September through November 1999, and spanned almost one year, during a period in which the worldwide sales markets for products of the bonding business declined significantly. The decrease in sales volume is due primarily to a reduced demand for chemical processing equipment and other explosion bonded plate products in the U.S. and Asia, and is expected to continue at least through 2000. The initial transaction with Ametek was terminated in part due to Ametek's unwillingness to pay the purchase price it had originally offered for the bonding business due to the financial deterioration of the business.

     (vi) DMC will be able to use a substantial portion of the cash it receives in the Transaction to achieve compliance with the terms of its bank facility, under which approximately $9.5 million is currently outstanding, or to attempt to secure replacement financing on terms with which DMC can comply. The financial prospects for DMC will be enhanced by the Transaction, which will improve the capitalization of DMC.

     (vii) DMC has received the opinions of both TWC and Stifel that the Transaction is fair, from a financial point of view, to the stockholders of DMC, other than SNPE.

     (viii) The board of directors considered the possibility that operating and marketing synergies with SNPE's bonding businesses may result from SNPE's investment.

     (ix) Although the Transaction results in dilution to existing holders of common stock and provides SNPE with rights to acquire additional common stock, in the absence of the Transaction DMC could be forced into less attractive financing alternatives, if any were available. In such event, the holders of common stock could experience greater dilution.


     (x) The board of directors believed that SNPE's willingness to provide financial support to DMC in exchange for a larger stake in DMC will be viewed favorably by the public equity market and commercial lenders as a vote of confidence in the future performance of DMC by a large stockholder.


     (xi) A prolonged period of economic instability of DMC, without a cash infusion, is likely to negatively affect long-term relationships with DMC's key suppliers and customers, and further reduce shareholder value in DMC.

     (xii) A prolonged period of economic instability of DMC, without a cash infusion, could force DMC to liquidate assets to satisfy outstanding obligations within a time frame which would result in receipt by DMC of less than fair value for its assets.

OPINION OF TWC REGARDING THE TRANSACTION

      DMC retained TWC to act as its financial advisor in connection with the Transaction. The board of directors selected TWC based on TWC's experience and expertise in merger and acquisition and private placement transactions, and because of TWC's familiarity with DMC and its business as DMC's financial advisor in connection with, among other things, the financing of its acquisition of Detaclad in 1996, and the exploration of strategic alternatives.

      During the period from January through April 1999, TWC identified a number of potential strategic and financial buyers for DMC's bonding business, and after discussion with DMC, contacted such potential buyers. In January and February 1999, TWC prepared an information memorandum describing DMC and its bonding business and provided copies of the memorandum and other information to six potential buyers who expressed interest in the transaction. TWC actively participated with Company management in initial discussions with all of the potential buyers regarding the bonding business and the structure of possible transactions, and assisted in the due diligence efforts of those buyers in February and March 1999. TWC, with Company management, conducted negotiations with Ametek and SNPE that led to their initial bids for the bonding business in March 1999. TWC advised DMC's board of directors regarding strategic, financial and other aspects of these two initial bids.

      Once the board of directors decided to proceed with the Ametek transaction, TWC was actively involved with Company management in the negotiation of the Asset Purchase Agreement with Ametek. TWC continued communications with Ametek throughout June, July and August 1999, during Ametek's continuing due diligence regarding the bonding business. TWC provided advice to the board of directors in connection with Ametek's initial attempts to terminate the Asset Purchase Agreement in August 1999 and its subsequent termination of the Asset Purchase Agreement in October 1999, including advice regarding strategic alternatives to the Ametek transaction. TWC, with Company management, resolicited in October and November 1999 the six initial potential buyers, two additional potential strategic buyers and numerous other potential sources of debt or equity financing. TWC participated with Company management and legal counsel in structuring and negotiation the Transaction with SNPE from November 1999 through execution of the Stock Purchase Agreement on January 20, 2000.


      On January 14, 2000, TWC rendered its oral opinion to the board of directors of DMC that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by SNPE in the Transaction was fair, from a financial point of view, to the stockholders of DMC, other than SNPE. TWC confirmed its oral opinion with a subsequent written opinion dated and delivered on January 20, 2000, the date on which the Stock Purchase Agreement was signed.

      A copy of TWC's written opinion dated January 20, 2000, which sets forth the factors considered, assumptions made, and certain limitations on the scope of the review conducted by TWC, is included as appendix D to this proxy statement. Stockholders are urged to read this opinion in its entirety. The TWC opinion was intended for the use and benefit of the board of directors of DMC and was directed only to the fairness of the Transaction from a financial point of view to the stockholders of DMC, other than SNPE. The opinion does not constitute a recommendation to any stockholder of DMC as to how such stockholder should vote on the proposed Transaction.


      In arriving at its opinion, TWC:

     (i) reviewed DMC's 1999 unaudited financial statements for the nine months ended September 30, 1999, management's fourth quarter 1999 projections and audited consolidated financial statements for the fiscal years 1995 to 1998;

     (ii)   visited and toured the facilities of DMC;

     (iii) held discussions with certain members of DMC's management and board of directors;

     (iv) reviewed certain terms of the contemplated transactions, including but not limited to the equity price per share and terms of the convertible subordinated note;

     (v) evaluated and reviewed the possible alternative transactions available to DMC;


     (vi) reviewed documentation related to the transaction including the term sheet, Stock Purchase Agreement, Note and the registration rights agreement;

     (vii) reviewed publicly available data on companies deemed comparable or otherwise relevant to DMC;


     (viii) compared business profile, financial strength, financial performance, potential growth, size and risk of DMC to that of comparable or otherwise relevant companies;

     (ix) reviewed publicly available data on precedent merger transactions, where the target was deemed to be comparable to DMC by size or industry or otherwise relevant;

     (x) compared business profile, financial strength, financial performance, potential growth and risk of DMC to that of precedent merger transaction target companies;

     (xi) reviewed certain financial projections, as provided by DMC in its forecasts of fiscal years 1999, 2000, 2001, 2002 and 2003;

     (xii) determined a discount rate applicable to an equity investment in DMC;

     (xiii) performed discounted cash flow analysis of DMC's projections under several scenarios;

     (xiv)  reviewed studies on size discounts and control premiums;

     (xv) conducted a lengthy sales process during 1999 in which potential strategic and financial acquirers were contacted, bids were solicited, and an agreement for the purchase of DMC's bonding business and subsequently for an investment in DMC were negotiated and signed; and

     (xvi)  performed such additional review as TWC deemed appropriate.

      In preparing its opinion, TWC relied upon the accuracy and completeness of all information supplied or made available to TWC. TWC did not assume any responsibility for independently reviewing or verifying such information. With respect to information involving financial forecasts for DMC, TWC assumed that such forecasts were the best current estimates of management and were reasonably prepared based on the judgement of management to reflect the expected future financial performance of DMC. In preparing its opinion, TWC based its analysis on the economic and market conditions and on DMC's financial condition as they existed and could be evaluated on the date of the opinion.


      Following is a summary of all of the material analyses performed by TWC in connection with its work on its opinion:


      DMC'S FINANCIAL CONDITION. TWC spent considerable time analyzing the current financial condition of DMC. Specifically, TWC focused on the prospects for DMC to be able to continue operating in the normal course given that (i) DMC is highly leveraged with debt, (ii) DMC is in default on its senior debt and operating under a temporary deferral of principal payments and waiver of covenant compliance, (iii) DMC's auditors may consider whether DMC is viable as a going concern in conjunction with their year-end 1999 audit report, and (iv) both a key vendor and customer of DMC have inquired as to the financial viability of DMC and its relationship with its senior lender. TWC concluded that there is a significant risk that DMC would not be able to continue normal operations of the business in the future due to its weak current financial condition.


      TRANSACTION SHARE PRICE AND BLENDED PRICE. TWC reviewed the terms of the Transaction, consisting of the sale to SNPE of 2,109,091 shares of DMC common stock at $2.75 per share for a $5.8 million cash payment, and the payment to DMC of an additional $1.2 million pursuant to a subordinated note bearing interest at the rate of 5% per year and convertible into DMC common stock at $6.00 per share. TWC calculated the blended share purchase price, reflecting the value and assuming conversion of the convertible subordinated note, at $3.03 per share of DMC common stock as follows:

     =======================================================

       Proceeds       Security       Price/Share   Shares
                                                   Issued
     ----------     ------------     --------      ---------

     $5,800,000     Common Stock     $   2.75      2,109,091
     $1,200,000     Note             $   6.00        200,000
     ----------     ------------     --------      ---------
     $7,000,000                      $   3.03      2,309,091

     -------------------------------------------------------



      MARKET ANALYSIS. TWC reviewed market and stock trading information concerning DMC. The following represents recent stock trading activity and average prices for DMC's shares prior to the announcement of the proposed Transaction.

     ==================================================================

     Closing stock price as of December 31, 1999                $1.1875
     30 day average stock price as of December 31, 1999         $1.3969
     Share volume on December 31, 1999                          45,900
     Average daily share volume for the 30 days ended           18,193
       December  31, 1999

     ------------------------------------------------------------------


      In conducting its market and stock trading analysis, TWC also considered the information that DMC had been notified it no longer qualifies for listing on the Nasdaq National Market and was in the process of applying for listing on the Nasdaq SmallCap Market.


      CONTROL PREMIUM ANALYSIS. TWC studied average control premiums paid for public companies with equity values less than $25 million from 1993 through the third quarter of 1999. Based upon its study, TWC concluded that the average control premium paid for public companies in that period was 38.8%. TWC applied this premium to DMC's December 31, 1999 and 30 day average stock prices. The December 31, 1999 share price was used as the last day of the measurement period as it is the closing price three days prior to SNPE's public filing of its amended 13D filing which discussed the Transaction. Applying the 38.8% average control premium to DMC's 30 day average share price and December 31, 1999 closing share price resulted in implied values of $1.94 per share and $1.65 per share, respectively.

          =================================================

                                30 Day
                                Average      Current Stock
                              Stock Price        Price
                             -------------   --------------

          Stock Price           $1.3969         $1.1875
          Control Premium         38.8%           38.8%
                             -------------   --------------
          Implied Value         $1.9389         $1.6483

          -------------------------------------------------


      The $2.75 per share purchase price and $3.03 blended price which DMC will receive in the Transaction represent a control premium of approximately 96.9% and 116.9%, respectively, to DMC's average 30 day closing share price. When applied to DMC's December 31, 1999 closing share price, the Transaction share price and blended share price represent 131.6% and 155.7% control premiums. The control premium to be received by DMC in the Transaction is thus significantly higher than the average control premiums paid for public companies with equity values less than $25 million.

      COMPARABLE COMPANY ANALYSIS. TWC compared financial information relating to DMC to corresponding data from a group of five publicly traded companies deemed comparable to DMC. The comparable companies include Ducommun Inc., Fansteel Inc., Precision Cast Corp., RTI International Metals Inc. and SPS Technologies, Inc. The comparable group of companies was chosen because they participate in the specialty metal fabricating industry, the aerospace industry, or both. These companies are generally much larger and more profitable than DMC. TWC calculated the comparable company valuation statistics including price to earnings ratios, enterprise to operating income, enterprise value to EBITDA, enterprise value to revenue and price to book value. The comparable company valuation statistics were adjusted by reducing valuations to reflect a 35.6% size discount, reflecting an average reduction in prices paid for small companies like DMC from prices paid for companies the size of those in the comparable group, and increasing valuations to reflect the 38.8% average control premium determined as described above.


          ==============================================

                                              Average
                                              Ratios
                                           -------------

          Price to Earnings                    9.9x
          Enterprise to Operating Income       8.0x
          Enterprise to EBITDA                 5.4x
          Enterprise to Revenue                0.7x
          Price to Book Value                  0.9x

          ----------------------------------------------

      The table above summarizes the comparable company multiples. DMC's lack of positive trailing net income, EBIT, or EBITDA restricts the analysis to multiples of sales and book value, generally less reliable valuation standards than earnings based ratios. Taking the comparable company group average, adjusting for size discounts and control premiums, and calculating equity value results in an average implied equity value of $2.12 per share for DMC. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction are significantly higher than its average implied equity value of $2.12.

      PRECEDENT TRANSACTIONS. TWC reviewed recent merger and acquisition transactions for which public information was publicly available involving two groups of companies. The first group studied included companies in the specialty metal fabrication or aerospace industries, similar lines of business to those of DMC. This comparable group included only three companies, including DMC's acquisition of Detaclad in 1996. The second group studied included a group of smaller specialty manufacturing companies in a variety of industries that were more similar in size and slow growth characteristics to DMC. This group included eleven companies.

      As with the comparable public company group, TWC calculated relevant valuation multiples for each of the precedent transactions, including price to earnings, enterprise value to operating income, enterprise value to EBITDA, enterprise value to revenue and price to book value. Once again, DMC's weak current operating results prevented meaningful comparison to the comparable groups in terms of earnings, operating income or EBITDA. The multiples of enterprise to book value were not meaningful for one company in each of the two groups, and were excluded from the information analyzed and summarized below. The precedent transaction group valuation multiples were adjusted for size and compared with the proposed Transaction valuation.


          =============================================================

                                                 Average Ratios
                                          -----------------------------

                                            Group One       Group Two
                                          -------------   -------------

          Price to Earnings                  14.7x          13.1x
          Enterprise to Operating Income      9.0x           8.8x
          Enterprise to EBITDA                6.8x           6.0x
          Enterprise to Revenue               0.9x           0.6x
          Price to Book Value                 2.0x           1.7x

          -------------------------------------------------------------


      The table above shows the valuation ratios of the two precedent transaction groups. Taking an average of these two groups and applying the enterprise to revenue and price to book value ratios to DMC results in an implied price of $3.01 per share for DMC, slightly lower than the $3.03 blended price DMC will receive in the Transaction (which assumes conversion of the convertible subordinated note), although higher than the $2.75 share purchase price.

      DISCOUNTED CASH FLOW ANALYSIS. TWC estimated the present value of the projected future cash flows of DMC using discounted cash flow analysis. TWC used management's cash flow projections for the fiscal years 2000 through 2003, applied a range of estimated terminal multiple values of 4.0 times through 6.0 times DMC's estimated 2003 EBITDA and discounted the resulting cash flows back using discounts of 15% through 20% based on weighted average cost of capital computations. This analysis resulted in a range of estimated present values of DMC's equity of approximately $0.05 per share to $3.82 per share with a midpoint of $1.80 per share. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction (which assumes conversion of the convertible subordinated note) compare favorably to the midpoint equity value of $1.80 per share.

      LIQUIDATION ANALYSIS. Management provided TWC with an estimated forced liquidation value for the bonding assets and all of the assets of DMC. Management estimates that DMC could generate approximately $8.3 million of net proceeds from the forced liquidation of the bonding business. Applying this cash to pay down debt, and utilizing management's forecast for the aerospace division going forward, TWC calculated a discounted cash flow equity value of $(0.84) per share for DMC. The $2.75 share purchase price and the $3.03 blended price which DMC will receive in the Transaction (which assumes conversion of the convertible subordinated note) compare favorably to the discounted cash flow equity value of $(0.84) per share


      Management estimates net cash proceeds of approximately $13.8 million would result from the forced liquidation of the entire Company. Applying this cash to the assumed outstanding debt balance of $16.8 million leaves DMC with an assumed unpaid debt balance of $3.0 million, leaving no value for stockholders.

      CONCLUSION. In reaching its conclusion as to the fairness of the Transaction and in its presentation to the board of directors, TWC did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. TWC believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.


      The analysis of TWC is not necessarily indicative of actual values or future results, which may be significantly different than those suggested by the analyses. Analyses relating to the value of companies are not intended to be appraisals or valuations or to necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to DMC or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which DMC was compared and other factors that could affect the public trading values of the companies. In this regard, TWC noted substantially lower profitability and smaller revenues for DMC when compared to comparable companies or precedent merger transactions.

      For purposes of its opinion, TWC relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by DMC or otherwise made available to TWC and did not assume responsibility for the independent verification of such information. TWC relied upon the assurances of the management of DMC that (i) the information provided to it by DMC was prepared on a reasonable basis, (ii) the financial forecasts reflected the best currently available estimates of management, (iii) management was not aware of any information or facts that would make the information provided to TWC incomplete or misleading and (iv) there were no material changes in DMC's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to TWC.


      Pursuant to the terms of an engagement letter dated March 15, 2000, DMC has agreed to pay TWC a total fee of $300,000 in connection with its services related to the Transaction. At the date of this proxy statement, TWC has been paid $95,000 at the rate of $7,500 per month for the period commencing with TWC's engagement and ending on January 31, 2000. Fees continue to accrue at the rate of $7,500 per month, but TWC has permitted DMC to defer the payment of these fees. If the Transaction were to close on May 15, 2000, total additional fees of $26,250 will have been accrued. The remaining fee owed to TWC, $190,000 as of the date of this proxy statement or $178,750 if the Transaction were to close on May 15, 2000, is contingent upon the closing of the Transaction. In addition, DMC has agreed to indemnify TWC against certain liabilities, including liabilities under federal securities laws, in connection with such engagement.


OPINION OF STIFEL REGARDING THE TRANSACTION


      OPINION OF FINANCIAL ADVISOR. On January 20, 2000, Stifel delivered its written opinion, dated January 20, 2000, to the board of directors to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits on review set forth in Stifel's opinion, the consideration to be received by DMC in the Transaction, consisting of consideration received by DMC from the investment contemplated by the Stock Purchase Agreement, dated January 20, 2000, and the convertible subordinated note, is fair to DMC from a financial point of view. Stifel's written opinion confirmed its oral opinion previously delivered to the board or directors on January 14, 2000.


      THE FULL TEXT OF THE OPINION OF STIFEL, DATED JANUARY 20, 2000, IS ATTACHED AS APPENDIX E TO THIS PROXY STATEMENT AND SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN. STOCKHOLDERS ARE URGED TO READ THE OPINION OF STIFEL IN ITS ENTIRETY. Stifel's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by DMC from the investment contemplated pursuant to the Stock Purchase Agreement, whereby DMC will sell and SNPE will purchase 2,109,091 shares (the "Shares") of common stock for $5,800,000 or $2.75 per share, and the convertible subordinated note in an aggregate principal amount of $1,200,000, is convertible by

SNPE in whole or in part into 200,000 common shares at $6.00 per share within five years of the closing date. Except as set forth below and in the full text of Stifel's opinion, no limitations were imposed by the board of directors upon Stifel with respect to the investigations made or procedures followed by it in rendering its opinion. In rendering its opinion, Stifel did not opine as to any other transactions or contractual arrangements to be entered into or payments to be made by or to DMC or any other person concurrently with the Transaction. In addition, Stifel was not requested to opine as to, and its opinion did not address, the underlying business decision of the board of directors to proceed with or to effect the Transaction.

      THE SUMMARY OF THE OPINION OF STIFEL SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION SET FORTH AS APPENDIX E TO THIS PROXY STATEMENT AND INCORPORATED HEREIN BY REFERENCE. STIFEL'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF DMC AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSALS AT THE SPECIAL MEETING.


      In arriving at its opinion, Stifel:


     (i) reviewed DMC's Annual Reports to Stockholders for the fiscal years ended December 31, 1996, 1997 and 1998, its Annual Reports on
            Form 10K for the fiscal years ended December 31, 1996, 1997 and 1998, and its Quarterly Reports on Form 10Q for the periods ended March 31, June 30 and September 30, 1999;

     (ii) reviewed certain operating and financial information, including current estimates for fiscal 1999 through 2003 provided to Stifel by DMC's senior management, relating to DMC's businesses and prospects;

     (iii) reviewed the Term Sheet, the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement;


     (iv) met with or had telephone conversations with certain members of DMC's senior management to discuss DMC's businesses and operations, historical financial performance, estimated financial performance for fiscal 1999 through 2003, current financial condition and liquidity, expected capital requirements and future prospects;

     (v) reviewed the historical prices, trading activity and valuation parameters of the shares of the common stock;

     (vi)   reviewed possible strategic alternatives available to DMC;

     (vii) determined DMC's cost of capital based on its current borrowing ratios and risk profile and performed a discounted cash flow analysis of DMC's financial projections;

     (viii) determined an applicable control premium based on transactions of similar size;

     (ix) reviewed publicly available financial data, stock market performance data and valuation parameters of certain companies which Stifel deemed reasonably comparable to DMC, or otherwise relevant;

     (x) reviewed the terms of selected precedent merger and acquisition transactions, to the extent publicly available, involving companies which Stifel deemed reasonably comparable to DMC or otherwise relevant;

     (xi) reviewed a draft of this proxy statement in substantially the form in which it is being distributed to stockholders; and

     (xii) conducted such other studies, analyses, inquiries and investigations as Stifel deemed appropriate.

     In connection with the foregoing, Stifel relied upon and assumed the accuracy and completeness of the financial and other information provided to it by DMC and representations of DMC's senior management related thereto. With respect to DMC's budgets and current estimates for fiscal 1999 through 2003 referred to in the previous paragraph, Stifel assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of DMC as to the expected performance of DMC for fiscal 1999 through 2003. Stifel did not assume any responsibility for the information or current estimates provided to it and relied upon the assurances of the senior management of DMC that it was unaware of any facts that would make the information provided to Stifel incomplete or misleading. In arriving at its opinion, Stifel did not perform or obtain any independent appraisal of the assets of DMC. Stifel's opinion was necessarily based on economic, market and other conditions, and the information made available to it, as of the date thereof.


     In rendering its opinion, Stifel considered:


     (i) DMC's recent financial performance, current financial condition and (based on recent trends as well as the discussions with senior management described above) future prospects;

     (ii) the engagement with TWC regarding the attempted sale of DMC's bonding business, the offers received in connection with the engagement and the terminated transaction with Ametek;


     (iii) that DMC could be considered to be in distress given the facts that DMC is in default on its senior bank debt, DMC's auditors have indicated the possibility of a "going concern" qualification and DMC faced transfer from the Nasdaq National Market to the Nasdaq SmallCap Market;


     (iv) DMC's prospects for raising debt or equity in the public and private capital markets; and

     (v)    the various terms and conditions of the Transaction.

      The following is a summary of the principal financial and valuation analyses performed by Stifel to arrive at its opinion. Based on these financial and valuation analyses and the other factors discussed herein, Stifel determined that, as of the date of its opinion, the consideration to be received by DMC pursuant to the Transaction is fair, from a financial point of view, to the stockholders of DMC other than SNPE.

      FINANCIAL AND OPERATING PERFORMANCE OF DMC. As part of its overall analysis, Stifel examined the historical financial and operating performance of DMC for its last three full fiscal years and the estimated financial and operating performance of DMC for fiscal 1999 through 2003, furnished by senior management and described above. This analysis considered DMC's reported revenues, gross profit, earnings before interest and income taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income.

      Stifel noted that on a fiscal year 1999 management-estimated basis, EBITDA, EBIT and net income were all negative and significantly below historical and projected levels. Stifel also noted that because of the operating results for DMC on a latest twelve month basis, it was not meaningful to conduct any valuation analysis based on (i) total enterprise value to EBIT, (ii) total enterprise value to EBITDA and (iii) price/earnings multiples.

      STOCK MARKET TRADING ACTIVITY. As part of its review and analysis, Stifel examined the historical trading performance of the common stock in light of the recent financial and operating trends of DMC. In particular, Stifel reviewed the range of closing prices of the common stock over the last 52 weeks, which ranged from $6.4375 to $0.875 on average volume of 9,474 shares per day. Stifel also reviewed the closing stock prices surrounding the June 23, 1999 announcement by DMC of the Asset Purchase Agreement with Ametek to sell the bonding business and the subsequent termination of that agreement on October 20, 1999, which saw the stock price closing in a range from approximately $5.00 to $1.00 during the period.


      DISCOUNTED CASH FLOW ANALYSIS. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent cash flows anticipated to be generated by the assets of the business. Stifel performed a discounted cash flow analysis for fiscal 2000 through 2003 to estimate the present value of the stand-alone, unlevered free cash flows of DMC. For purposes of this analysis unlevered free cash flows were defined as after-tax operating earnings, plus depreciation and amortization, less projected capital expenditures and investment in working capital. To derive a terminal value, Stifel applied a range enterprise value to EBITDA multiples of 4.5x to 6.5x to the projected EBITDA of DMC in fiscal 2003. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 15.0% to 25.0%, representing an estimated range of the weighted average cost of capital of DMC. From the derived present value of the unlevered free cash flows, Stifel then subtracted the value of DMC's net debt (defined as estimated total debt less cash at December 31, 1999) to obtain the implied equity value. Based on management's projections of an enterprise value to EBITDA multiple of 5.5x and a discount rate of 20%, Stifel valued DMC's common stock at $1.82 per share. The $2.75 share purchase price and $3.03 blended price (reflecting the value of both the share purchase price and the convertible subordinated note) which DMC will receive in the Transaction compare favorably to this $1.82 share value.

      Inherent in any discounted cash flow valuation is the use of a number of assumptions and judgments, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.


      CONTROL PREMIUM ANALYSIS. Typically an acquirer will pay a premium over a public company's market value to gain control of the public company. Stifel reviewed premiums paid by buyers of a controlling interest (defined as 50% or greater) in public companies valued at under $50.0 million from 1996 to 1999. Stifel reviewed these transactions by year. For each transaction, Stifel looked at the 5- and 30-day premiums paid. Stifel's analysis is summarized below:


                  Year              Control Premiums
            ------------------------------------------

                                 5 day          30 day
                                 ---------------------
                  1996           35.6%          43.7%
                  1997           29.4%          39.7%
                  1998           35.9%          42.2%
                  1999           35.9%          40.0%
            ------------------------------------------
            Averages:            34.4%          41.4%

            Average Premiums:           37.9%



      Based upon this analysis, Stifel concluded that the average control premium paid for public companies during that period was 37.9%. Stifel then applied this premium to DMC's January 20, 2000 stock price and 30 day average.

      This analysis concluded that an average price of $2.10 per share for DMC's common stock would reflect the average control premium paid for public companies of 37.9%. The $2.75 per share purchase price and $3.03 blended price which DMC will receive in the Transaction represent control premiums of 77.4% and 95.5%, respectively, to DMC's 30 day average closing share price, and premiums of 83.3% and 102%, respectively, to DMC's Closing stock price on January 20, 2000. The control premiums to be received by DMC in the Transaction are thus significantly in excess of the 37.9% average control premium.

      ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. This analysis is generally used to determine the market value of a company by comparing it to a group of comparable companies. Stifel used this analysis to determine if DMC traded at a premium or a discount to the relevant group. Stifel compared certain operating and financial information of DMC to certain publicly available operating, financial, trading and valuation information of twelve publicly traded companies in the fabricated metals products and aerospace components industries which, in Stifel's judgment, were reasonably comparable to DMC (collectively, the "Comparable Companies") based on size, product line and margins. Although these companies are all larger than DMC in terms of revenues, they trade at similar discounts to their operating results as does a small-cap company like DMC. Stifel's analysis of the Comparable Companies included reviewing their enterprise values as a multiple of revenues, EBITDA, EBIT and book value and their stock prices as a multiple of earnings per share. In reviewing the valuation parameters of DMC, Stifel noted that DMC could only be analyzed based on a multiple of revenues and a multiple of book value as a result of its recent financial performance.

      Stifel's analysis of the Comparable Companies indicated that the range of enterprise value to revenues multiples was 0.2x to 1.0x with an arithmetic mean (excluding the high and low values) of 0.6x. Stifel noted that enterprise value to revenue multiple valuations are generally not regarded as a highly reliable method of valuation. In addition, Stifel's analysis of the Comparable Companies indicated that the range of enterprise value to book value multiples was 0.5x to 4.1x with an arithmetic mean (excluding the high and low values) of 1.4x. Stifel noted that enterprise value to book value multiple valuations are generally not regarded as a highly reliable method of valuation. By applying these multiples to DMC's operating results for 1999, applying the 37.9% control premium to the resulting value and subtracting DMC's net debt, Stifel valued DMC's common stock at $1.74 per share. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction compare favorably to this valuation.

      ANALYSIS OF SELECTED PRECEDENT MERGER AND ACQUISITION TRANSACTIONS. Stifel reviewed and analyzed the publicly available financial terms of 23 recent merger and acquisition transactions ("Precedent M&A Transactions") from 1996 through January 20, 2000 involving companies which focus primarily on specialty metal fabrication that, in Stifel's judgment, were reasonably comparable to DMC for purposes of this analysis based on size and product line.


      Stifel reviewed the prices paid in the Precedent M&A Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Stifel noted that none of the Precedent M&A Transactions were identical to the Transaction and that, accordingly, any analysis of the Precedent M&A Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the value of DMC versus the acquisition values of the companies to which DMC was being compared. In addition, Stifel noted that the Precedent M&A Transactions could generally be analyzed based on various valuation parameters such as enterprise value as a multiple of revenues, EBIT, EBITDA and book value whereas DMC could only be analyzed based on a multiple of revenues and book value as a result of its recent financial performance.


      Stifel's analysis of the Precedent M&A Transactions indicated that the range of enterprise value to revenue multiples was 0.1x to 1.7x with an arithmetic mean (excluding the high and low values) of 0.6x. One transaction was excluded from this analysis because the available data did not provide a multiple. Stifel noted that enterprise value to revenue multiple valuations are generally not regarded as a highly reliable method of valuation. Stifel's analysis of eight of the Precedent M&A Transactions indicated that the range of enterprise value to book value multiples was 0.1x to 1.7x with an arithmetic mean (excluding the high and low values) of 2.9x. Fifteen of the M&A Precedent Transactions were excluded from this analysis because the available data did not provide a multiple. Stifel noted that enterprise value to book value multiple valuations are generally not regarded as a highly reliable method of valuation. By applying these multiples to DMC's operating results for 1999 and subtracting DMC's net debt, Stifel valued DMC's common stock at $2.43 per share. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction compare favorably to this valuation.


      THE CONVERTIBLE SUBORDINATED NOTE. As part of its overall analysis, Stifel evaluated the terms of the convertible subordinated note, including the 5% annual interest rate (payable quarterly) and the implied conversion premiums associated with DMC's common stock price compared with the current market price. In its review of the convertible subordinated note's interest rate, Stifel considered the financial condition of DMC and DMC's current average borrowing rate of 8.1% (before considering tax effects). In its review of the convertible subordinated note's implied conversion premiums, Stifel noted that, based upon the (i) $6.00 conversion price and (ii) the market price of the common stock of $1.50 per share on January 20, 2000, the resulting 300.0% implied conversion premium appeared fair to DMC's common stockholders with Stifel's knowledge of market premiums and DMC's financial performance.

      CONCLUSIONS. Stifel arrived at its opinion based on the foregoing analyses and factors. However, the summary set forth above does not purport to be a complete description of the analysis performed and factors considered by Stifel in arriving at its opinion, although it does reflect all material factors considered and analyses performed by Stifel. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Stifel's opinion. In arriving at its opinion, Stifel considered the results of all such reviews, calculations and analyses. The analyses were prepared solely for purposes of providing its opinion as to the fairness of the consideration to be received by DMC pursuant to the Transaction, from a financial point of view, to the stockholders of DMC, other than SNPE, and do not purport to be appraisals or to necessarily reflect the prices at which securities of DMC might actually be sold to other parties. Analyses based upon future prospects are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Stifel's opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the Transaction and recommend the Transaction to the stockholders of DMC.

      DMC retained Stifel in connection with the Transaction based upon Stifel's qualifications, expertise and reputation, including the fact that Stifel, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Stifel may actively trade securities of DMC for its own account and for the accounts of its customers and, accordingly, may, at any time, hold a long or short position in such securities.

      Pursuant to the terms of an engagement letter dated January 10, 2000, DMC has agreed to pay Stifel a total fee of $75,000, of which $25,000 was paid upon execution of the engagement letter and an additional $50,000 is payable upon distribution of this proxy statement. In addition, DMC has agreed to indemnify Stifel against certain liabilities, including liabilities under federal securities laws, in connection with such engagement.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

      In considering the recommendations of DMC's board of directors, stockholders should be aware that certain members of management of DMC and of such board of directors have certain interests in the Transaction that are in addition to the interests of stockholders generally and that may create potential conflicts of interest.


      DIRECTORSHIPS. The Stock Purchase Agreement requires that the bylaws of DMC will be amended to increase the size of DMC's board of directors to seven members, four of whom will be nominated by SNPE. On the closing of the Transaction, Messrs. Allwein and Franson will resign from the board of directors. Messrs. Allen, Morgenthaler and Bartlett will complete their current terms as directors and thereafter their successors will be nominated by the DMC Board and elected at the annual stockholder meeting at which their terms expire. One or more of Messrs. Allen, Morgenthaler and Bartlett will serve on a board of directors committee, to be composed of equal numbers of representatives of SNPE and DMC, created to consider granting of stock options to directors, officers, employees or affiliates of DMC or SNPE. Such stock option grants may be approved only by the unanimous vote of the committee members.

      OFFICERS. SNPE has informed DMC that Mr. Allwein is expected to serve as Chief Operating Officer following the closing of the Transaction. DMC expects that Mr. Santa will continue to serve as Vice President and Chief Financial Officer and that Mr. Jarman will continue to serve as Vice President of Corporate Development following the closing of the Transaction.

      EMPLOYMENT AGREEMENTS. Mr. Allwein had an employment agreement with DMC, which expired on March 18, 2000, under which he would have been entitled to receive his base salary for the longer of six months or the remaining term of his employment agreement following involuntary termination of his employment without cause. Under the Stock Purchase Agreement, the term of Mr. Allwein's employment agreement may not be extended without the consent of SNPE.

      Mr. Santa has an employment agreement with DMC under which he is entitled to receive severance equal to 26 weeks of salary if he is involuntarily terminated without cause or as the result of a change of control of DMC.

      CHANGE OF CONTROL AGREEMENTS. Messrs. Allwein, Jarman and Santa, have entered into change of control agreements with DMC. Each agreement entitles the executive to remain employed by DMC for up to one year after a change of control, as defined in the Agreement, and to receive his base annual salary and bonus and benefits at a rate equal to or greater than that in effect immediately prior to the change of control. The Transaction does not constitute a change of control as defined, which includes only transactions following four quarters during which DMC has had operating profits.

      SEVERANCE PLAN. DMC maintains a severance compensation plan under which those employees selected for participation in the plan and who are involuntarily terminated from employment may receive severance compensation and/or continuation of certain other benefits after termination as determined by DMC. There are currently no participants in the severance compensation plan, and any action by DMC to select plan participants or to provide benefits would require the approval of SNPE under the Stock Purchase Agreement.

      INDEMNIFICATION AND INSURANCE OF DIRECTORS AND OFFICERS. Directors and officers of DMC are, to the extent permitted by Delaware law, indemnified in DMC's bylaws and in separate indemnification agreements with DMC. In addition, under the Stock Purchase Agreement, SNPE is required to use reasonable efforts to cause DMC to maintain, until July 1, 2002, directors' and officers' liability insurance in amounts and coverages comparable to that currently maintained by DMC at a cost not to exceed 125% of the annual premium currently paid by DMC.


      STOCK OPTIONS. Under DMC's 1997 Equity Incentive Plan, either (i) SNPE or DMC must maintain outstanding stock options or replace them with stock awards which are economically comparable or (ii) DMC must accelerate the vesting of stock options and provide a period within which such options may be exercised prior to the closing date of the Transaction. DMC expects to maintain outstanding stock options granted under the 1997 Equity Incentive Plan after the closing of the Transaction.


      EMPLOYEE STOCK PURCHASE PLAN. Grants made under DMC's employee stock purchase plan provide employees, including DMC officers, with the right to purchase DMC common stock at prices not less than the lesser of 85% of the fair market value of the stock on the date of the grant or the date on which the right may be exercised. The rights granted under the employee stock purchase plan will continue in full force and effect following the closing of the Transaction.


      INVESTMENT BANKING FEES. Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. DMC has agreed to pay TWC a total fee of $300,000 in connection with its services related to the Transaction. At the date of this proxy statement, TWC has been paid $95,000 at the rate of $7,500 per month for the period commencing with TWC's engagement and ending on January 31, 2000. Fees continue to accrue at the rate of $7,500 per month, but TWC has permitted DMC to defer the payment of these fees. If the Transaction were to close on May 15, 2000, total additional fees of $26,250 will have been accrued. The remaining fee owed to TWC, $190,000 as of the date of this proxy statement or $178,750 if the Transaction were to close on May 15, 2000, is contingent upon the closing of the Transaction. In addition, DMC has agreed to indemnify TWC against certain liabilities, including liabilities under federal securities laws, in connection with such engagement.


EFFECTS OF THE TRANSACTION ON THE RIGHTS OF STOCKHOLDERS

      Assuming the issuance of the shares of common stock to SNPE under the Stock Purchase Agreement as proposed in this proxy statement, the percentage of DMC's voting securities owned of record and beneficially by existing holders of common stock (other than SNPE) will be reduced significantly on a fully diluted basis. If the Transaction is approved, the 2,109,091 shares of common stock issued to SNPE pursuant to the Stock Purchase Agreement, combined with the 406,400 shares already owned by SNPE, would reduce to 49.20% the interest of existing holders of common stock other than SNPE and increase SNPE's ownership to 50.80% from 14.30% of the outstanding shares of common stock. If SNPE converts the convertible subordinated note at the original conversion price of $6 per share, it will receive an additional 200,000 shares, thus increasing its total number of shares of common stock to 2,715,491 or 52.70% of DMC's outstanding common stock, and reducing to 47.30% the interest of existing stockholders other than SNPE. SNPE, as the holder of greater than 50% of the outstanding shares of Common stock, will be able to elect all of the directors of DMC standing for election at each meeting and to direct corporate policy.


                        MATERIAL TERMS OF THE TRANSACTION


      The terms of the Transaction which stockholders are being asked to approve are set forth in the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement. The following is a summary of the material provisions of the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement, copies of which are attached as appendices A, B and C to this proxy statement. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement.


STOCK PURCHASE AGREEMENT

      The Stock Purchase Agreement provides for the purchase by SNPE of 2,109,091 shares of common stock at a purchase price of $2.75 per share, or $5.8 million in the aggregate, and for the purchase of the convertible subordinated note.

      CLOSING. The consummation of the purchase and sale of the shares (the "closing") shall take place on the earlier of May 15, 2000 and the date on which all of the closing conditions set forth in the Stock Purchase Agreement, including approval by the stockholders of DMC, are satisfied (the "closing date"). At the closing, DMC will issue 2,109,091 shares of common stock to SNPE, and SNPE will pay $5.8 million to DMC. Also at the closing, DMC will issue the convertible subordinated note to SNPE, and SNPE will pay $1.2 million to DMC.

      REPRESENTATIONS AND WARRANTIES. The Stock Purchase Agreement contains representations and warranties of the parties concerning, among other things, incorporation, authority of the parties to execute the Stock Purchase Agreement and the absence of conflicts. DMC has made certain additional representations and warranties regarding, among other things, its capital structure, assets, liabilities, expenditures, employee compensation, labor relations, material contracts, legal proceedings, taxes, inventory and environmental matters.

      COVENANTS. Each of SNPE and DMC has agreed to seek all necessary consents and approvals, to provide the other party with full access to information, and to notify the other party of any material changes or developments. Pending the closing, DMC has agreed to conduct its business consistent with past practices and to use reasonable best efforts to preserve its business organization and relationships intact, to amend its bylaws to effect changes in the composition of the board of directors effective as of the closing date which are required by the Stock Purchase Agreement, and to issue the convertible subordinated note and enter into the registration rights agreement.

      DMC has agreed that it will not, prior to the closing date, take or agree to take any action that would have a Company Material Adverse Effect (as defined in the Stock Purchase Agreement) on DMC. DMC also has agreed that it will not take certain other actions including:


     (i) amending its corporate documents, pay dividends or issue capital stock other than under existing benefit plans;

     (ii) increasing employee compensation or amend employee benefit plans other than in the ordinary course of business;

     (iii) materially amending or failing to perform under material contracts or permits;

     (iv) selling assets in excess of $50,000 or make capital expenditures, other than with respect to the Mount Braddock facility, in excess of $100,000;

     (v)    terminating certain officers or plant managers;

     (vi) increasing indebtedness above agreed limits or issue additional indebtedness with a maturity of more than one year; or

     (vii)  changing the composition of the board of directors.

      SNPE has agreed to use reasonable efforts to cause DMC to maintain until July 1, 2002 directors' and officers' liability insurance in amounts and coverages comparable to that currently maintained by DMC at a cost not to exceed 125% of the annual premium currently paid by DMC.

      SOLICITATION. DMC has agreed that prior to the closing date it will not, without the prior written consent of SNPE, directly or indirectly, solicit, initiate or participate in negotiations or discussions, or provide any information or assistance to or enter into an agreement with any other party with regard to a possible acquisition, merger, consolidation, liquidation, dissolution, disposition of assets or any other transaction that would result in the transfer (other than in the ordinary course of business) of any part of the business or assets of or equity interest in DMC, or assist or participate in, facilitate or encourage any other party to attempt to do the foregoing. These restrictions do not apply to transactions which would not result in the disposition of a material amount of DMC's capital stock or assets. In addition, if DMC receives an unsolicited acquisition proposal (as defined in the Stock Purchase Agreement), or an unsolicited inquiry reasonably likely to result in the making of an acquisition proposal, from a party reasonably believed by the board of directors after consultation with its financial advisors to have the financial resources to consummate an acquisition proposal, and the board of directors believes in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with fiduciary duties to stockholders under applicable law, the board of directors may participate in discussions regarding such acquisition proposal or furnish information regarding DMC and its business to the party making such unsolicited acquisition proposal or inquiry pursuant to an appropriate confidentiality agreement. If DMC receives, directly or indirectly, from any party other than SNPE any acquisition proposal, DMC must promptly notify SNPE.


      CONDITIONS. The obligations of both parties under the Stock Purchase Agreement are subject to certain conditions to closing including the representations of the other party being true and correct at closing, receipt of necessary consents and approvals, and expiration or termination of required waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and the Defense Production Act of 1950 as amended (Exon-Florio). As of the date of this proxy statement, the required waiting periods under Hart-Scott and Exon-Florio have expired, and the U.S. Committee on Foreign Investment has informed SNPE that the Transaction does not present issues of national security sufficient to warrant an investigation under Exon-Florio. Other conditions include the approval of DMC stockholders and the absence of litigation against either party which could render the Transaction unlawful.


      In addition the obligations of SNPE under the Stock Purchase Agreement are subject to DMC's fulfilling certain conditions, including:

     (i) amendment by DMC of its Shareholder Rights Plan to exempt from the provisions triggering exercise of the share purchase rights
            (a) the acquisition by SNPE of common stock to be issued in connection with the Transaction and (b) any other purchase of common stock deemed necessary by SNPE to maintain legal and beneficial ownership of not less than 50.10% of the common stock (excluding the number of shares which SNPE may acquire upon conversion of the convertible subordinated note);

     (ii) performance by DMC of additional subsurface environmental investigations regarding Hazardous Materials (as defined in the Stock Purchase Agreement) at DMC's Mount Braddock, Pennsylvania property and completion of any required remediation;

     (iii) purchase by DMC of environmental insurance on terms and covering sites set forth in the Stock Purchase Agreement, and receipt by DMC of any required transfers or renewals of, or applications for, Environmental Permits as defined in the Stock Purchase Agreement;


     (iv) absence of a Company Material Adverse Effect, defined in the Stock Purchase Agreement as any change, event or effect, whether or not foreseeable or known as of the date of the Stock Purchase Agreement, that, individually or in the aggregate with any other changes, events or effects, would be, or would reasonably be expected to be, materially adverse to:

            o DMC's business, condition (financial or otherwise) or results of operations;

            o the Transaction or the legality, validity or enforceability of the Stock Purchase Agreement; or

            o DMC's ability to promptly perform its obligations under the Stock Purchase Agreement; and


     (v) ownership by SNPE following the closing of the Transaction of not less than 50.10% of the outstanding common stock (without regard to the common stock which may be acquired by SNPE upon conversion of the convertible subordinated note).

      TERMINATION. The Stock Purchase Agreement may be terminated at any time prior to the closing by the mutual written consent of DMC and SNPE, or by either DMC or SNPE if:

     (i) the closing does not occur on or before May 15, 2000, except that this right is not available to a party that is in material breach of the agreement or whose failure to fulfill an obligation under the agreement is the cause of the effective time failing to occur on or before May 15, 2000;

     (ii) the transaction is prohibited by any governmental authority of competent jurisdiction; or

     (iii) prior to closing either party is in material breach of any representation, warranty or covenant in the agreement and the breach is not cured within 10 days of notice of such breach, except that this right is not available to any party that is in material breach of the agreement or to SNPE if the aggregate effect of breach of DMC would result in an adverse effect on DMC of less than $1.5 million.

      The Stock Purchase Agreement may be terminated by DMC if its board of directors exercises its fiduciary duties to stockholders in a manner consistent with certain provisions of the Stock Purchase Agreement as described in the following section, "Termination Fees and Expenses".

      The Stock Purchase Agreement also may be terminated by SNPE if the board of directors of DMC (a) withdraws, modifies or changes, in any manner adverse to SNPE, its approval or recommendation of the Stock Purchase Agreement, (b) recommends to the stockholders an acquisition proposal or (c) fails to recommend against a tender offer for 20% or more of the outstanding common stock of DMC.

      TERMINATION FEE AND EXPENSES. If DMC terminates the Stock Purchase Agreement because its board of directors determines that its fiduciary duty to its stockholders makes it necessary to accept an acquisition proposal (as described above), DMC will pay to SNPE a $250,000 termination fee plus any documented expenses incurred by SNPE.

      SNPE may terminate the Stock Purchase Agreement if DMC's board of directors (a) withdraws, modifies or changes, in any manner adverse to SNPE, its approval or recommendation of the Stock Purchase Agreement, (b) recommends to DMC's stockholders an acquisition proposal or (c) fails to recommend against a tender offer for 20% or more of the outstanding common stock of DMC. If SNPE terminates the Stock Purchase Agreement for any of those reasons, and DMC enters into a definitive acquisition, merger or similar agreement to effect an acquisition proposal within one year of the date of termination, then DMC must pay to SNPE a $250,000 termination fee plus its documented expenses.

      If DMC or SNPE terminates the Stock Purchase Agreement because the DMC stockholders do not approve the Stock Purchase Agreement, and at the time of such failure to approve, a third party has made a public announcement or communicated to DMC or its stockholders concerning an acquisition proposal that has neither been rejected by DMC nor withdrawn or terminated by the party making it, and if DMC enters into a definitive agreement to effect an acquisition proposal within one year of the date of the termination, then DMC has agreed to pay SNPE a $250,000 termination fee plus its documented expenses.

CONVERTIBLE SUBORDINATED NOTE

      In connection with the sale of common stock to SNPE, DMC will issue the convertible subordinated note to SNPE. The convertible subordinated note is in the principal amount of $1.2 million and bears interest at the rate of 5% per annum payable quarterly in arrears on each March 30, June 30, September 30 and December 30, with the principal and all accrued interest due and payable on the date which is five years from the closing date. The convertible subordinated note is convertible by SNPE at any time prior to its maturity, in whole or in part, into shares of common stock at a conversion price of $6.00 per share of common stock, subject to adjustment from time to time to avoid dilution.

      Payment by DMC of principal and interest on the convertible subordinated note is subordinated to the prior payment in full of all senior indebtedness of DMC pursuant to its bank credit lines and its industrial development revenue bonds, as described in the convertible subordinated note. SNPE is subrogated equally and ratably to the rights of the holders of the senior indebtedness. Should DMC engage in a reclassification, change, consolidation, merger, sale or conveyance, DMC or its successor shall, as a precondition to such event, provide SNPE with a new note evidencing rights in respect of the resulting entity similar to those provided in the convertible subordinated note. DMC may prepay the convertible subordinated note, in whole or in part, without premium or penalty.

REGISTRATION RIGHTS AGREEMENT

      Within five years following the date of the registration rights agreement, any party holding or having the right to acquire at least 50% of the common stock issued pursuant to the Stock Purchase Agreement and issuable upon conversion of the convertible subordinated note may make a written request, or demand, for registration under the Securities Act of 1933 of a specified number of shares of such common stock, and other holders of such common stock shall have the right to include all or a portion of such common stock owned by them in such registration. DMC is not required to effect more than two demand registrations.

      If DMC is eligible to use a short-form registration statement for registering securities for public sale, the party making a demand may request that any registration statement effected pursuant to its demand be effected on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933. In this event, DMC shall keep the registration statement effective until the earlier of (i) the date on which all of that party's shares under the registration statement have been disposed of or (ii) 180 days after the registration statement is declared effective.

      In addition, if DMC registers equity securities of DMC other than SNPE's shares of common stock, then SNPE may require DMC to register its shares with the same registration.

                                 CAPITALIZATION

               (In thousands, except share and per share amounts)


      The following table sets forth DMC's unaudited current liabilities and capitalization as of December 31, 1999, and as adjusted on a pro forma basis assuming (i) SNPE acquires 2,109,091 shares of the common stock at $2.75 per share in exchange for a $5.8 million cash payment, (ii) DMC issues the $1.2 million convertible subordinated note to SNPE, and (iii) proceeds from the issuance of the common stock and the convertible subordinated note are used to repay line of credit borrowings.


                                                                             December 31, 1999
                                                        ------------------------------------------------------------
                                                                                                       As
                                                                                                    adjusted
                                                                            Proceeds from           for common
                                                                             Issuance of            stock and
                                                                            common stock              Note
                                                          Actual             and Note(5)             Proceeds
                                                         --------           ---------------         -------------

Current maturities on long-term debt                       $ 16,785  (1)    $     (7,000)  (2)      $     9,785  (4)
Current portion of capital lease obligation                      35                   --                     35
Accrued and other current liabilities                         3,101                                       3,101
                                                           --------        --------------          ------------
                                                                                      --
   Total current liabilities                               $ 19,921         $     (7,000)           $    12,921
                                                           --------        --------------           -----------

Long-term debt                                             $     --         $      1,200  (3)       $     1,200
Capital lease obligations                                         3                   --                      3
Stockholders' equity:
   Convertible preferred stock, $.05 par value;
     4,000,000 shares authorized:  no shares
     issued and outstanding                                      --                   --                     --
   Common stock, $.05 par value; 15,000,000
     shares authorized; 2,828,577 shares issued
     and outstanding and, as adjusted on a pro
     forma basis, 4,937,668 shares outstanding                  142                  105                    247
   Additional paid-in capital                                 7,123                5,695                 12,818
   Deferred compensation                                       (38)                   --                    (38)
   Retained earnings                                          2,803                                       2,803
                                                          ---------         ------------            -----------
                                                                                      --
Total stockholders' equity                                   10,030                5,800                 15,830
                                                          ---------         ------------            -----------
Total capitalization                                      $  10,033         $      7,000            $    17,033
                                                          ---------         ------------            ------------

(1) Includes $10.1 million in borrowings under bank lines of credit and $6.685 million in outstanding industrial development revenue bonds. Since DMC had violated certain financial covenants under both agreements, had failed to make certain principal payments that were due on September 30, 1999 and December 31, 1999 under the bank line of credit and had secured a deferral and waiver agreement that extended only to March 30, 2000, all amounts outstanding as of December 31, 1999 were classified as current on DMC's December 31, 1999 balance sheet.

(2) It is assumed that proceeds of $7.0 million from SNPE's equity and debt investment are used to repay all outstanding borrowings under the "working capital" and "accommodation line" components of DMC's revolving credit facility and a portion of outstanding borrowings under the "acquisition line" component, leaving $10.25 million of debt outstanding. The remaining debt includes $6.85 million in industrial development revenue bonds and $3.4 million of bank debt under the "acquisition line."


(3) The convertible subordinated note carries an interest rate of 5%, with quarterly interest payments due in arrears. The principal is due in its entirety five years from the closing date but may be prepaid without penalty. Since the convertible subordinated note is convertible by SNPE into DMC's common stock at a price of $6.00 per share, which represents a significant premium to the current market price, the above pro forma financial information assumes that the convertible subordinated note is not converted.


(4) While it is not reflected in the pro forma capitalization table, Company management believes that the $7.0 million equity and debt infusion by SNPE will enable DMC to restructure its existing debt agreements or enter into new agreements that will allow DMC to reclassify the industrial development revenue bonds and the bank "acquisition line" (or its replacement financing) from a current liability to long-term debt.

(5) Proceeds from the issuance of common stock have not been reduced for certain transaction costs that are expected to approximate $400,000. The portion of these transaction costs that relates directly to the SNPE equity investment will be recorded as a reduction in additional paid-in capital, thereby decreasing both the amount of debt reduction and the increase in stockholders' equity reflected in the pro forma capitalization table.

                 DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY


      DMC is authorized by its certificate of incorporation to issue 15 million shares of common stock, par value $.05 per share, and 4 million shares of preferred stock, par value $.05 per share. As of March 13, 2000, there were approximately 2,842,429 shares of common stock issued and outstanding. The board of directors has authorized for issuance 200,000 shares of Series A Junior Participating Preferred Stock in connection with approval of DMC's Shareholder Rights Plan. No shares of preferred stock are issued and outstanding.


COMMON STOCK

      The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. The holders of DMC's common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. The holders of common stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of DMC, holders of common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and payment of the aggregate liquidation preference of any shares of preferred stock outstanding.

      The transfer agent for the common stock is Harris Trust Company, 311 West Monroe, Chicago, IL 60690.

PREFERRED STOCK

      Shares of DMC's preferred stock may be issued from time to time in one or more series. DMC's board of directors is authorized, without stockholder approval, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The terms of such preferred stock may affect adversely the voting power and other rights of the holders of common stock and may make it more difficult for a third party to gain control of DMC.

PREFERRED SHARE PURCHASE RIGHTS

      On January 8, 1999, the board of directors of DMC declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. The dividend was paid on January 15, 1999, the rights record date, to the stockholders of record on that date. Each Right entitles the registered holder to purchase from DMC one onehundredth of a share of Series A Junior Participating Preferred Stock, par value $.05 per share (the "junior preferred shares") of DMC at a purchase price of $22.50, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of January 9, 1999 between DMC and Harris Trust & Savings Bank, as rights agent.

      The Rights Agreement provides that until the earlier to occur of (i) 10 business days after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of DMC's common stock, (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or the first public announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock or (iii) 10 business days after a change in the composition of the board of directors over a period of 18 consecutive months or less such that 50% or more of the members of the board of directors who were directors at the beginning of such 18 month period cease to be directors during such period, and are replaced by directors that have not been unanimously elected or nominated by persons who were directors at the commencement of such 18 month period or other directors so elected or nominated (the earliest of such dates being referred to as the "Distribution Date"), the Rights will be evidenced by the common stock certificate registered in the names of the holders thereof, and not by separate Rights certificates, and will be transferable only in connection with the transfer of the associated common stock.

      Until the Distribution Date (or the earlier redemption or expiration of the Rights), common stock certificates issued after the rights record date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the rights record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of common stock as of the close of business on the Distribution Date and such separate right certificates alone will evidence the Rights. The Rights Agreement provides that Rights may be issued subsequent to the Distribution Date under certain circumstances as set forth in the Rights Agreement.

      The Rights are not exercisable until the Distribution Date. The Rights will expire on January 8, 2009, the final expiration date, unless the final expiration date is extended or unless the Rights are earlier redeemed or exchanged by DMC, in each case, as described below.

      The purchase price payable, and the number of junior preferred shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the junior preferred shares, (ii) upon the grant to holders of junior preferred shares of certain rights or warrants to subscribe for or purchase junior preferred shares at a price, or securities convertible into junior preferred shares with a conversion price, less than the then current market price of the junior preferred shares or (iii) upon the distribution to holders of the junior preferred shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in junior preferred shares) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding Rights and the number of one onehundredths of a junior preferred share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the Distribution Date.

      Junior preferred shares purchasable upon exercise of the Rights will not be redeemable. Each junior preferred share will be entitled to a preferential semi-annual dividend payment of the greater of $1.00 per share or 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred shares will be entitled to a minimum preferential liquidation payment of the greater of $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or 100 times the payment made per share of common stock. Each junior preferred share will have 100 votes, voting together with common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or other property, each junior preferred share will be entitled to receive 100 times the amount received per DMC common stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the junior preferred shares dividend, liquidation and voting rights, the value of the one one-hundredth interest in a junior preferred shares purchasable upon exercise of each Right should approximate the value of one share of common stock.

      In the event that DMC is acquired in a merger or other business combination transaction of 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of DMC common stock (or that number of one-hundredths of a junior preferred shares or of a share of a class or series of DMC's preferred stock having equivalent rights, preferences and privileges) having a market value of two times the exercise price of the Right.


      At any time prior to the time any person or group becomes an Acquiring Person, the board of directors may redeem the Rights in whole, but not in part, at the redemption price of $.001 per Right. The redemption of the Rights may be made effective at such time on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. Upon completion of the Transaction, SNPE, through its control of DMC's board of directors, could cause the Rights to be redeemed to facilitate its acquisition of additional shares of DMC's common stock.


      At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding DMC common stock and prior to the acquisition by such person or group of 50 % or more of the outstanding DMC common stock, DMC board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of DMC common stock, or one onehundredth of a junior preferred shares (or of a share of a class or series of DMC's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

      With certain exceptions, no adjustment in the purchase price for the junior preferred shares will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional junior preferred shares will be issued (other than fractions that are integral multiples of one onehundredth of a junior preferred shares, which may, at the election of DMC, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the junior preferred shares preferred shares on the last trading day immediately prior to the date of exercise.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding common stock, the board of directors may exchange the Rights (other than Rights owned by the Acquiring Person which will have become void), in whole or in part, at an exchange ratio of 1 share of common stock, or one one-hundredth of a junior preferred share (or of a share of a class or series of DMC's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

      For so long as the Rights are redeemable, DMC may, except with respect to redemption price, amend the Rights in any manner. After the Rights are no longer redeemable, DMC may amend the Rights in any manner that does not adversely affect the interests of the holders of the Rights or cause the Rights to again become redeemable.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of DMC, including, without limitation, the right to vote or to receive dividends.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of DMC common stock without the prior approval of DMC board of directors. The Rights should not interfere with any merger or other business combination approved by DMC board of directors prior to the time that a person or group has acquired beneficial ownership of 15% or more of DMC common stock since the Rights may be redeemed by DMC at the Redemption Price until such time.

      A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8A12B dated January 21, 1999. A copy of the Rights Agreement is available free of charge from DMC. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement as amended, which is hereby incorporated herein by reference.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


      This proxy statement incorporates by reference documents which are not presented in or delivered with this proxy statement. Documents incorporated by reference, excluding exhibits unless specifically incorporated, are available without charge upon request to Secretary, Dynamic Materials Corporation, 551 Aspen Ridge Drive, Lafayette, Colorado 80026. Telephone requests may be directed to Mark Jarman at (303) 6655700. In order to ensure timely delivery of the documents, any request should be made by April __, 2000.

      The following portions of DMC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March __, 2000 are incorporated in this proxy statement by reference:

            o "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages __ to __

            o   "Financial Statements" on pages __ to __.

      Any statement contained in this proxy statement or in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this proxy statement or in any other subsequently filed document that also is incorporated in this proxy statement by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement, except as so modified or superseded.



                              INDEPENDENT AUDITORS

      The firm of Arthur Andersen LLP has served as DMC's independent auditors since 1994. It is expected that representatives of Arthur Andersen LLP will be present at the special meeting, both to respond to appropriate questions of stockholders of DMC and to make a statement if they so desire.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders to be presented at DMC's 2000 Annual Meeting of Stockholders must have been received by DMC not later than December 23, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.


           DIRECTORS TO BE DESIGNATED BY SNPE PRIOR TO THE NEXT ANNUAL
                          STOCKHOLDERS MEETING OF DMC.


      On the closing date, the Bylaws of DMC will be amended to increase the size of DMC's board to seven members, four of whom will be nominated by DMC. SNPE, Inc. has informed DMC that it plans to nominate the following designees for the four board seats provided pursuant to the Stock Purchase Agreement.

            Mr. Bernard Hueber. Mr. Hueber, age 58, currently serves as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France, a position he has held since 1990.

            Mr. Bernard Fontana. Mr. Fontana, age 39, has been Vice President of GROUPE SNPE, North America since September 1999, and President of SNPE, Inc. since November 1999. Mr. Fontana was Vice President of Strategy and Business Development of the Chemicals division of GROUPE SNPE from June 1998 to September 1999, General Manager of SNPE CHIMIE from September 1996 to June 1998 and General Manager of Bergerac N.C., a business unit of GROUPE SNPE, from 1992 to 1996.

            Mr. Bernard Riviere. Mr. Riviere, age 50, has served as Senior
Vice President of GROUPE SNPE since September 1999. Mr. Riviere was Senior Vice President of the Chemicals division of GROUPE SNPE from April 1996 to September 1999 and Senior Vice President of Business Development for GROUPE SNPE from September 1994 to April 1996.

            Mr. Michel Philippe. Mr. Philippe, age 56, is currently Corporate Senior Vice President of Financial and Legal Affairs of GROUPE SNPE, a position he has held since 1990.


      None of the above designees is a party to any proceeding adverse to DMC, has any material interest adverse to DMC, or has any business relationships or dealings with DMC.

      COMPENSATION OF DIRECTORS. The directors designated by SNPE shall be compensated in the same manner as the other non-employee directors of DMC are compensated. During 1999, each non-employee director of DMC received a quarterly retainer of $2,000 and per meeting fees of $2,000 for attendance at non-telephonic board meeting, $500 for attendance at telephonic board meetings and $500 for attendance at committee meetings. The members of the board of directors are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings, in accordance with DMC policy.

      Each non-employee director also receives automatic grants of nonstatutory stock option under DMC's Amended and Restated 1997 Equity Incentive Plan (the "1997 Plan"). Upon the initial election or appointment of a non-employee director to DMC's board, such director is automatically granted, without further action by DMC, the board or stockholders of DMC, a nonstatutory option to purchase 7,500 shares of common stock. On the date of each annual meeting of DMC's stockholders, each person who is then a non-employee director is automatically granted an option purchase that number of common stock of DMC determined by multiplying 5,000 shares by a fraction the numerator of which is the numbers of days the person continuously has been a non-employee director since the date of the last annual meeting as of the date of grant and the denominator of which is 365. The exercise price of such options may not be less than 85% of the fair market value of common stock subject to the option agreement which typically states that the option may not be exercised until the date upon which the optionee has provided one year continuous service as a non-employee director following the date of grant of the option. The term of each option is 10 years. If the non-employee director's continuous status as a director terminates, the option will terminate on the earlier of its expiration date and three months following the date of such termination.


                                  OTHER MATTERS

      The board of directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.


                              AVAILABLE INFORMATION

      No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the Transaction, and if given or made, such information or representations may not be relied upon as having been authorized by DMC. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of DMC since the date hereof.

                                                                   APPENDIX D



                              [COMPANY LETTERHEAD]

                                January 20, 2000

The Board of Directors
Dynamic Materials Corporation
551 Aspen Ridge Drive
Lafayette, CO  80026

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Dynamic Materials Corporation ( the "Company" or "DMC") other than SNPE S.A. ("SNPE") of the value of a sale of a controlling interest of common stock and the issuance of a convertible subordinated note in the proposed transaction (the "Transaction") with SNPE, pursuant to the Stock Purchase Agreement and the Convertible Debt Agreement dated January 14, 2000 (the "Agreement"). Under the terms of the Agreement, the Company will issue 2,109,091 shares of DMC common stock at $2.75 per share for a total consideration of $5.8 million. In addition, the Company will issue a $1.2 million convertible subordinated note with a coupon of 5.0% that is convertible into 200,000 shares of DMC common stock at the conversion price of $6.00 per share.

      In arriving at our opinion, we have, among other things:

      i. reviewed DMC's nine months ended September 30, 1999 unaudited financial statements, fourth quarter 1999 projected financial statements, and audited consolidated financial statements for the fiscal years 1995 to 1998;

      ii.   visited and toured the facilities of DMC;

      iii.  met with certain members of DMC's management and Board of Directors;

      iv. reviewed certain terms of the contemplated transactions, including but not limited to the equity price per share and terms of the subordinated note;

      v. evaluated and reviewed the possible alternative transactions available to the Company;

      vi. reviewed documentation related to the transaction including the Term Sheet, Convertible Subordinated Note and the Purchase Agreement;

      vii. reviewed publicly available data on companies deemed generally comparable to the Company;

      viii. compared the business profile, financial strength, financial performance, potential growth, size and risk of the Company to that of generally comparable companies;

      ix. reviewed publicly available data on precedent merger transactions, where the target was deemed to be generally comparable to the Company by size or industry;

      x. compared the business profile, financial strength, financial performance, and potential growth and risk of the Company to that of precedent merger transactions of generally comparable companies;

      xi. reviewed certain financial projections, as provided by the Company, in its forecasts of fiscal years 1999, 2000, 2001, 2002 and 2003;

      xii. determined a discount rate applicable to an equity investment in the Company;

      xiii. performed discounted cash flow analysis of the Company's projections under several scenarios;

      xiv.  reviewed data on size discounts and control premiums;

      xv. considered aspects of the Company's financial condition, including the facts that the Company is in default on its senior debt and has been informed by its auditors that it may receive a going concern opinion fiscal year ended December 31, 1999;

      xvi. conducted a sales process of the Company over a period of four months in 1999 in which both strategic and financial buyers were contacted; and

      xvii. performed such additional review as TWC deemed appropriate.

      We have assumed without independent verification the accuracy and completeness of the financial and other information regarding the Company that was provided to us or obtained from publicly available sources. With respect to business plans and forecasts, we


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have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company, its subsidiaries and business units. Furthermore, we have assumed that the Transaction will be consummated on a timely basis in accordance with its terms and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can only be evaluated as of the date of this opinion.

      The Wallach Company is an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. The Wallach Company, as the Company's financial advisor, assisted with the marketing and negotiations leading to the Agreement for which it has and will receive compensation.

      It is understood that this letter is for use only by the Company's Board of Directors and may not be used for any other purpose without our prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Transaction so long as the opinion is included in its entirety in such registration statement or proxy statement.

      Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the issuance of DCM common stock at $2.75 per share and the issuance of $1.2 million convertible subordinated note is fair to the Company's shareholders other than SNPE from a financial point of view.




                                    The Wallach Company, Inc.


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